UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Vertiv Holdings Co
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VERTIV

Architects of Continuity™

Proxy Statement

and Notice of Annual Meeting of Stockholders

2023

Vertiv Holdings Co 505 N. Cleveland Avenue Westerville, Ohio 43082 April 28, 2023

Annual Meeting of Stockholders – June 14, 2023

Dear Stockholder,

On behalf of the Board of Directors of Vertiv Holdings Co (“Vertiv”), I am pleased to invite you to participate in Vertiv’s 2023 Annual Meeting of Stockholders on June 14, 2023, at 11 a.m. Eastern time. The meeting will be virtual and can be accessed via live webcast at the following address www.virtualshareholdermeeting.com/VRT2023.

We encourage you to review the proxy statement, which contains important information about the stockholder meeting, our nominees for election to our Board of Directors, and executive compensation, among other important disclosures.

Whether or not you plan to participate in the meeting, it is important that your shares be represented. Please vote your shares via the internet, the toll-free telephone number provided or, if you received a paper copy of a proxy card or voter instruction form by mail, you may vote your shares by completing, signing, dating, and returning your proxy card or voter instruction form in the postage-paid envelope.

We value you as one of our stockholders, we appreciate your investment in Vertiv, and we welcome your participation in our upcoming stockholder meeting.

Kind regards,

David M. Cote Executive Chairman of the Board

Notice of Annual Meeting of Stockholders To be held on June 14, 2023 11:00 a.m. (ET)

Notice is hereby given that the 2023 annual meeting of stockholders (the “Annual Meeting”) of Vertiv Holdings Co, a Delaware corporation (the “Company,” “Vertiv” or “we”), will be held on June 14, 2023 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2023. We are holding the meeting for the following purposes:

1.

Election of Directors. Elect eleven directors to our Board of Directors, each for a term of one year expiring at the 2024 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;

2.	Say-On-Pay. Approve, on an advisory basis, the 2022 compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Only stockholders of record as of the close of business on April 17, 2023 (the “Record Date”) will be entitled to virtually attend or vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker.

To facilitate voting, Internet and telephone voting are available. The instructions for voting are on the proxy card. If you hold your shares through a bank, broker, or other holder of record, please follow the voter instruction form you received from the holder of record.

The 2023 Annual Meeting will be virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2023. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.

Your vote is important. Please act as soon as possible to vote your shares, whether or not you plan to virtually attend the Annual Meeting. Additionally, please mark, sign, date, and return the accompanying proxy card or voter instruction form in the postage-paid envelope or vote by telephone or via the Internet. Instructions are included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials.

April 28, 2023

Stephanie L. Gill Chief Legal Counsel and Corporate Secretary

Important notice regarding the availability of proxy materials for the annual meeting held on June 14, 2023: Vertiv's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are also available at www.proxyvote.com.

These materials were first sent or made available to shareholders on April 28, 2023.

- 2023 Proxy Statement | i

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

Meeting Details

• Time and Date:	June 14, 2023 (11:00 a.m. Eastern Time)

• Place:	Virtual Meeting (see www.virtualshareholdermeeting.com/VRT2023)

• Record Date:	April 17, 2023

• Voting:	Stockholders of Vertiv as of the Record Date are entitled to vote. Each share of Vertiv Class A common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Meeting Agenda

Item	Proposal	Board’s Voting Recommendation	Page Reference

➊	Election of Directors Elect eleven directors to our Board of Directors, each for a term of one year expiring at the 2024 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;	FOR (each nominee)	10

➋	Say-on-Pay Approve, on an advisory basis, the 2022 compensation of our named executive officers as disclosed in the accompanying proxy statement; and	FOR	48

➌	Independent Auditor Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR	49

2022 Performance

After a challenging 2021 year, we developed a strategic framework at the beginning of 2022 to strengthen our operational performance and improve our operating margins and profitability. Throughout 2022, we aggressively executed on our strategic plan, and our efforts resulted in a transformative year for our business. We successfully transitioned our leadership, naming Giordano Albertazzi, an industry leader with more than two decades of experience leading various aspects of our business, including most recently as President of our Americas region, as our CEO effective January 1, 2023. Our Board of Directors expanded with the appointments of Joseph J. DeAngelo, former President and CEO of HD Supply Holdings until its acquisition by Home Depot, and Jakki L. Haussler, the Non-Executive Chairman of Opus Capital Management, Inc., both of whom bring a wealth of operational, financial and accounting experience and expertise to our Board. We continued innovating and delivering award-winning products and services for our customers, while also reaffirming our commitment to ESG in our inaugural ESG report and the advancement of efficiency processes in our global operations. Moreover, we continued to execute on and advanced our aggressive pricing plan and took proactive steps in our supply chain to mitigate inflationary pressures on our business. And, while still underway, we are addressing operational performance in our Americas region.

Despite the challenging supply chain and uncertain macroeconomic environment, demand for our products, software, and services remained strong throughout 2022, and we ended the year with the strongest quarterly results in our history and full year net sales rising 14% over prior year to $5.7 billion, record backlog of $4.8 billion, and $365 million in price realization. In short, 2022 was a pivotal and transformative year for Vertiv that culminated in our best quarter ever.

Because of the cumulative efforts of all of our employees, significant progress was made in enhancing our operational performance, and with the right leadership in place to drive further gains and the enduring strength of our customer commitment, we are positioning our business for sustained long-term growth and value creation for our stockholders.

- 2023 Proxy Statement | 1

Strategic Compensation-Related and Other Actions to Position Us for Long-Term Growth

During 2022, the increasingly challenging global supply chain constraints and inflationary pressures impacted our supply chain, manufacturing operations, workforce and other key aspects of our operations. In response to the economic challenges resulting from the rise in inflationary freight and material costs, and labor and parts shortages, the Company took action against the strategic framework it laid out in an effort to mitigate the impact of the inflationary pressures on our business, to improve operational performance, to retain and attract talent, and to position our business for long-term growth in the face of macroeconomic uncertainty. For example:

✓

Continued Focus on Pay for Performance. As described in more detail in the “Compensation Discussion and Analysis” below, our executive compensation program focused on performance. For example, all cash bonus payouts for named executive officers were below target because our financial metric results were below target, even with the improvements we saw in the second half of the year. We continued to focus on annual equity grants in the form of stock options, which only have value if our stockholders receive value through stock price increases.

✓

One-Time, Strategic Performance Equity Awards. The Board and Compensation Committee granted special, one-time, strategic performance equity awards to the executive management team to incentivize them to achieve multi-year challenging financial performance goals for the business and to promote the long-term retention of the business leaders that the Company needs to attain such goals. These one-time performance awards are eligible for cliff vesting after more than four years of employment in January 1, 2027 subject to the achievement of specified adjusted operating profit targets in each of 2023, 2024, and 2025.

✓

Successful Leadership Transition. As part of the operational transition in CEO from Rob Johnson to Giordano Albertazzi, our compensation program decisions needed to support a successful transition, encourage Mr. Albertazzi to be focused on his new U.S.-based role and incentivize our entire remaining management team. See the “Compensation Discussion and Analysis” for more information.

✓

Cost Mitigation. We took decisive actions to mitigate rising inflation and costs during 2022 through a strategic hiring freeze, the qualification and on-boarding of alternate suppliers, discretionary spending cuts, the elimination of unnecessary travel and entertainment, and other actions targeted to reduce costs.

✓

Response to Supply Chain Challenges. We established a daily global cadence of reviewing both internal and external supply chain challenges to address rising inflationary costs and labor and parts shortages. We continued our focused efforts on supplier diversity and resiliency, as well as engineering redesign initiatives, to enable us to qualify alternate part and component suppliers for our products and improve supplier delivery times and reductions in cost. Further, we maintained our “in region, for region” supply base emphasis to focus suppliers in region on delivering parts and components for our operations in the region.

✓

Retention of Our Workforce Talent. As we positioned our business for long-term growth, we maintained our focused approach regarding our employee talent pool, particularly our engineering, research and development and operations teams. We have continued to grow in a reasonable manner despite a competitive labor environment and rising labor costs in 2022.

✓

Management Focus. Our entire management team, together with our Executive Chairman as further described in the “Board of Directors Leadership Structure” below, is actively involved in responding to the challenges we faced as a company in 2022.

✓

Price Actions. We continued our focus on significant price actions in 2022 to work to overcome the pace of inflation on materials, freight and labor, and we realized $365 million in price, consistent with the targets established at the beginning of the year. Also see other financial highlights in the “Compensation Discussion and Analysis” below.

2 |	- 2023 Proxy Statement

Compensation Packages Are Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2022 for our former CEO and our other NEOs, including salary, target annual cash incentive, annual long-term incentive awards granted during the year (in the form of stock options, excluding the one-time performance equity awards)(1) and other benefits. As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

(1)	See the “Compensation Discussion and Analysis—2022 Summary” below for an explanation of amounts excluded from these charts.

CEO Compensation Is Focused on Variable Pay

Mr. Johnson’s primary compensation opportunities for 2022, and Mr. Albertazzi’s primary compensation opportunities for 2023, are summarized below:

2022 Compensation of Former CEO (Mr. Johnson)	2022

Base Salary	$950,000

Target Cash Bonus (as % of Base Salary)	125%

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$3.3 million

2023 Compensation of Current CEO (Mr. Albertazzi)	2023

Base Salary	$900,000

Target Cash Bonus (as % of Base Salary)	125%

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$3.3 million

Corporate Governance Highlights

✓	Annual Full Board Elections. We provide for director elections on an annual basis to provide our stockholders with regular input on the composition of our Board of Directors.

✓

Separate Chairman and CEO Roles. We believe that, at this time, our continuing separation of the roles of CEO and Chairman enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our CEO to focus on the management of the day-to-day conduct of our business. See “Board of Directors Leadership Structure” below for further information.

✓

Code of Conduct. We have a code of conduct that applies to all our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of conduct, along with other corporate governance documents, is available on our website, https://investors.vertiv.com/corporate-governance/documents/default.aspx.

✓	No Poison Pill. Vertiv does not maintain a poison pill or stockholder rights plan.

- 2023 Proxy Statement | 3

✓

Robust Stock Ownership Guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further set forth below under “Stock Ownership Guidelines for Company Officers and Directors.”

✓	Prohibition of Hedging and Pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

Commitment to ESG Initiatives

As a relatively new publicly traded company, we are continuing to formally organize our efforts with certain ESG-related matters. In particular:

✓

First Annual ESG Report. We issued our first annual ESG report during 2022, which was aligned to the Sustainability Accounting Standards Board (“SASB”) standard for the Electrical and Electronic Equipment industry, elements of the Global Reporting Initiative standards, and select United Nations Sustainable Development Goals (“UN SDGs”) where we believe we have the most genuine impact.

✓

Governance. We intend to continue to hold ourselves to high governance standards. In 2022, our ESG Executive Steering Committee continued to develop our ESG strategy, evaluated ESG disclosure frameworks for public reporting, and reported to our Board of Directors on various ESG-related topics. We also adopted the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”) into our disclosure processes, which details information on our governance of climate-related risks and opportunities, as well as how climate is integrated into our enterprise risk management (“ERM”) processes.

✓

Environmental Initiatives for Our Customers and Ourselves. We strive to innovate and develop products, services and solutions that enable our customers to be more energy and water efficient in their data center operations, such as the latest Vertiv™ NetSure™ M Series outdoor enclosure, a solution designed to support 5G and edge networks, that enables constant power including battery backup, temperature and humidity control and allows the use of solar panels and other renewable energy sources and our eco-friendly, low GWP refrigerant chillers with the Vertiv™ Liebert® AFC inverter screw chiller and high efficiency Vertiv™ Liebert® CWA chilled water thermal wall units. These efficient thermal management solutions are designed to reduce CO2 emissions, limit carbon footprint, and operate with high energy efficiency. Our approach to meeting our customers’ demands of growing critical digital infrastructure, while enabling them to reduce their impact on the environment, rests on five key principles that we strive to achieve when developing and delivering high-performing, efficient products, services and solutions:

✓	High efficiency — Design energy- and water-efficient solutions for the market.

✓	High reliability — Build resilient and highly serviceable equipment that’s durable and long lasting.

✓

Low impact — Strive to understand and limit manufacturing processes that may have adverse environmental impacts, and measure and increase use of recycled materials in our products and product packaging.

✓	Low touch — Enable remote troubleshooting, optimization services, and more connected systems to improve and reduce environmental impact of maintenance practices.

✓	Circular economy — Reuse, refurbish, or recycle end-of-life equipment and materials.

In 2022, we also continued to collect and evaluate our scope 1 and 2 greenhouse gas (“GHG”) emissions inventory and continued to benchmark our operations in an effort to establish internal plans to reduce our greenhouse gas emissions and the waste footprint of our own operations, in addition to helping reduce our customers’ impacts on the environment through our solutions.

✓

Positive Contributions. We believe in making positive contributions to the communities and societies where we live and work. In 2022, we, together with our employees and their families, supported various organizations and activities within their local communities all around the world, whether by providing volunteer services or monetary donations, including but not limited to, the Special Olympics, STEM education programs, PCs for People, American Heart Association, cancer research organizations, meal services for those in need, the Treedom Project and other environmental impact projects, and providing educational supplies and classroom space to youth.

✓

Good Leadership. We believe in taking care of our people and their families. As further described in the “Compensation Discussion and Analysis” below, our Compensation Committee demonstrated strong leadership by recognizing and rewarding our management team’s strong performance in delivering transformative results despite the global supply chain challenges and inflationary pressures by paying bonuses to NEOs for 2022. Further, bonuses to non-executive employees were paid to eligible employees based upon company and individual performance in order to recognize successful performance and to maximize the retention of our key non-executive employees who helped us implement and deliver against our strategic framework and navigate us through operational and supply chain challenges in 2022.

✓

Development. We accelerated career development through implementation of early career hiring through locally tailored programs. Additionally, we appointed two women to leadership positions with our organization, one to our Board of Directors and another to a c-level position within our organization.

4 |	- 2023 Proxy Statement

✓

Safety. We employ a sophisticated global occupational health and safety management system designed to monitor, track and improve processes and procedures to enhance employee safety. Utilizing this system to enable continual improvement in our safety programs, we achieved greater than a 20% year-over-year reduction in recordable injuries under total recordable incident rate tracking. Additionally, we have dedicated environmental, health and safety personnel for each of our facilities and service regions, as well as on-site medical care at most of our manufacturing facilities.

✓

Pandemic Response. We continued to act responsibly in response to the COVID-19 pandemic and in our resulting interactions with clients, employees and government entities. Throughout 2022, we regularly updated workplace safety protocols (e.g., face coverings, social distancing, and cleaning) to meet changing guidance from health authorities and to align with local pandemic conditions and legislative requirements.

- 2023 Proxy Statement | 5

GENERAL INFORMATION

We are making this proxy statement available to our stockholders on or about April 28, 2023 in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting, which will be held on June 14, 2023 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2023. The Annual Meeting will be completely virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2023. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the meeting to ensure you are logged in when the Annual Meeting starts. Please note that you will not be able to attend the Annual Meeting in person. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.

We have one class of outstanding common stock, our Class A common stock, which has one vote per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

What information is included in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors, Board Committees and corporate governance matters, the compensation of current directors and certain executive officers for the year ended December 31, 2022, and other information.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (referred to herein as the “Form 10-K”).

Why did I receive a one-page notice in the mail regarding the Internet availability of the Proxy Materials instead of a full set of the Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Committee (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we have elected to furnish our Proxy Materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.

Election of Directors: elect eleven directors to our Board of Directors for a term of one year expiring at the annual meeting of stockholders to be held in 2024 and until such director’s successor has been duly elected and qualified;

2.	Say-on-Pay: approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor: ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

The Board of Directors recommends that you vote FOR each nominee in proposal 1, and FOR each of proposals 2 and 3.

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our Annual Meeting, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock, together as a single class, as of the close of business on April 17, 2023, the Record Date, may vote at the Annual Meeting.

6 |	- 2023 Proxy Statement

How many votes do I have?

As of the Record Date, there were 379,711,469 shares of Class A common stock outstanding. Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date.

What vote is required for each proposal?

For proposal 1, the election of directors, each director must be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the eleven nominees receiving the largest number of “FOR” votes will be elected as directors.

Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers, proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and any other proposals that may properly come before the Annual Meeting must be approved by the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast in respect of proposals 1, 2 and 3 to be voted on at the Annual Meeting, and as a result, have no impact on those proposals.

What constitutes a “quorum”?

The holders of a majority of the voting power of the shares of Class A common stock issued, outstanding and entitled to vote, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

•	Vote by Internet. Visit www.proxyvote.com to vote via the Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voter instruction forms provided by their brokers, trustees, banks, or other nominees. Please check your voter instruction form for Internet voting availability.

•	Vote by Telephone. Call toll-free 1-800-690-6903 in the United States or from foreign countries from any touch-tone telephone and follow the instructions. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voter instruction forms provided by their brokers, trustees, banks or other nominees.

•	Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voter instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voter instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voter instruction form but do not indicate your voting preferences, please see “How are abstentions and broker non-votes counted?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on each proposal.

- 2023 Proxy Statement | 7

•	Vote at the Annual Meeting. All stockholders as of the close of business on the Record Date can vote at the Annual Meeting via the Annual Meeting website. There will not be a physical meeting location. Any stockholder as of the Record Date can attend the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/VRT2023 where such stockholders may vote during the Annual Meeting. The Annual Meeting starts at 11 a.m., Eastern Time. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m., Eastern Time. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VRT2023.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting virtually and voting at the Annual Meeting via the Annual Meeting website. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not instruct your broker on how to vote your shares, the broker or other organization holding your shares can vote on certain routine proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered routine proposals. If you hold shares in street name and do not instruct your broker on how to vote on proposal 1 or 2, your shares will not be voted in respect of those proposals and will be counted as “broker non-votes.” Proposal 3 is a “routine” proposal, and your broker has discretion to vote those shares.

Who is paying for this proxy solicitation?

We have retained Georgeson LLC to solicit proxies, for which we will pay a fee of approximately $11,500.00 plus reasonable out-of- pocket expenses. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voter instructions.

How can I attend the Annual Meeting?

You may attend the Annual Meeting virtually and vote your shares online during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2023. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. If you are a beneficial owner and do not have your 16-digit control number, contact your banker, broker, or other nominee. Please note that you will not be able to physically attend the Annual Meeting in person, but may attend the Annual Meeting in person online.

How can I ask questions at the Annual Meeting?

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. Stockholders will be able to attend and participate online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VRT2023, as further described above.

The virtual Annual Meeting format allows stockholders to communicate with Vertiv during the Annual Meeting so they can ask questions of Vertiv’s management and Board of Directors, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/VRT2023, clicking the Q&A button on your screen and typing your question into the provided text field.

We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, www.investors.vertiv.com, as soon as practicable after the Annual Meeting.

8 |	- 2023 Proxy Statement

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct, and other materials for the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/VRT2023.

Who can I contact if I have technical difficulties accessing or participating in the Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/VRT2023. The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the Annual Meeting.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K on or before the fourth business day after the Annual Meeting concludes.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

We may satisfy SEC rules regarding delivery of our Proxy Materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials, by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as householding. We have delivered only one set of the Proxy Materials or one Notice of Internet Availability of Proxy Materials, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2022 and/or our Notice of Internet Availability of Proxy Materials, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please send the request to Vertiv Holdings Co, Attn: Investor Relations, 505 N. Cleveland Avenue, Westerville, Ohio 43082 or calling us at 614.841.6776.

If your shares are held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2022 and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact our Investor Relations department at our executive office by calling 614.841.6776. Stockholders sharing an address who are receiving multiple copies of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials may request to receive a single copy of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, by contacting our Investor Relations department at our executive office by calling 614.841.6776.

Whom should I contact if I have additional questions?

You can contact our Investor Relations department at our executive office at 614.841.6776. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the Investor Relations page of our corporate website at www.investors.vertiv.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules and amendments thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Vertiv Holdings Co

Attn: Investor Relations

505 N. Cleveland Avenue

Westerville, Ohio 43082

- 2023 Proxy Statement | 9

Proposal 1: Election of Directors

At the Annual Meeting, stockholders will vote to elect the eleven nominees named in this proxy statement as directors. Each of the directors elected at the Annual Meeting will hold office until the 2024 annual meeting of stockholders and until his/her successor has been duly elected and qualified. Our Board of Directors has nominated each of David M. Cote, Giordano Albertazzi, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington, Edward L. Monser, Joseph J. DeAngelo, and Jakki L. Haussler to serve as directors for terms expiring at the 2024 annual meeting of stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect each of David M. Cote, Giordano Albertazzi, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington, Edward L. Monser, Joseph J. DeAngelo, and Jakki L. Haussler unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All the nominees are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve. Information about each of the director nominees is set forth below.

Our Board of Directors recommends that you vote FOR each of the nominees for our Board of Directors in this proposal 1.

Nominees for Election

The following sets forth certain information about our directors as of the date of this proxy statement.

Directors

DAVID M. COTE Age: 70 Director Since: 2020 Director and Executive Chairman of the Board

Background:

Mr. Cote has served as our Executive Chairman of our Board of Directors since February 7, 2020. From April 2018 until the Business Combination (defined below), Mr. Cote served as Chief Executive Officer, President and Secretary, and Chairman of the Board of Directors of GSAH (defined below). Mr. Cote served as Chairman and Chief Executive Officer of Honeywell from July 2002 to March 2017. Most recently, Mr. Cote was Executive Chairman of the Board at Honeywell until April 23, 2018. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote was a director of the Federal Reserve Bank of New York from March 2014 to March 2018, as well as a director of Juniper Industrial Holdings, Inc. from March 2020 until its merger with Janus International Group Inc. in June 2021.

Qualifications:

Mr. Cote was selected to serve on our Board due to his significant leadership experience and his extensive management and investment experience, including in the industrial sector.

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GIORDANO ALBERTAZZI Age: 57 Director Since: 2023 Director and Chief Executive Officer

Background:

Mr. Albertazzi has served as our Chief Executive Officer and as one of our directors since January 1, 2023 and our President, Americas since March 2022. Previously, he served as our Chief Operating Officer from October 2022 and as President of Europe, Middle East and Africa from February 2020 until March 2022. From 2016 until the Business Combination in February 2020, Mr. Albertazzi served as the President of Vertiv in Europe, Middle East and Africa and was responsible for Vertiv’s operations and business development within the region. Mr. Albertazzi began his career at Kone Elevators, where he progressed through operations and product development leadership. Mr. Albertazzi joined Emerson Network Power, a group of Emerson Electric (NYSE: EMR) in 1998 and held positions with increasing responsibility, including Plant Manager from 1999 to 2001, EMEA Marketing and Product Management Director from 2002 to 2004, and Managing Director for the Italian market unit from 2004 to 2006. In 2006, Mr. Albertazzi was promoted to Vice President Services for the Liebert Europe business. In 2011, Mr. Albertazzi was appointed Vice President Services for the broader Europe, Middle East and Africa region until he was promoted in 2014 to Vice President Sales. Mr. Albertazzi holds a Bachelor’s Degree in mechanical engineering from the Polytechnic University of Milan and Master’s Degree in management from Stanford Graduate School of Business.

Qualifications:

Mr. Albertazzi was selected to serve on our Board due to his extensive knowledge of the data center industry and his 25 years of employment in a wide range of leadership, sales and operations roles and responsibilities with Vertiv.

JOSEPH J. DEANGELO Age: 61 Director Since: 2022 Director

Background:

Mr. DeAngelo has served as one of our directors since October 3, 2022. Mr. DeAngelo served as Chairman of the Board, President and Chief Executive Officer of HD Supply Holdings, Inc., one of the largest industrial distributors in North America, beginning March 2015, President and Chief Executive Officer beginning January 2005, and was a member of HDS’s board beginning August 2007, serving in each position until the closing of the acquisition of HDS by The Home Depot (NYSE: HD) during 2020. Mr. DeAngelo served as Executive Vice President and Chief Operating Officer of The Home Depot during 2007. From 2005 to 2006, he served as Executive Vice President of HD Supply. In 2005, Mr. DeAngelo served as Senior Vice President, Home Depot Supply, Pro Business and Tool Rental, and from 2004 through 2005, he served as Senior Vice President, Pro Business and Tool Rental. Mr. DeAngelo previously served as Executive Vice President of The Stanley Works, a tool manufacturing company, from 2003 through 2004. From 1986 until 2003, Mr. DeAngelo held various positions with General Electric (“GE”). His final position with GE was President and Chief Executive Officer of General Electric TIP/Modular Space, a division of General Electric Capital. Mr. DeAngelo holds a bachelor’s degree in accounting and economics from the State University of New York at Albany. Mr. DeAngelo serves on the Advisory Board of the Combat Marine Outdoors (CMO). Mr. DeAngelo served on the board of directors of Owens-Illinois, Inc. from May 2016-July 2017, on the board of trustees of the Shepherd Center Foundation 2016–2020, CEO Advisory Council of the Cristo Rey Atlanta Jesuit High School 2016–2020.

Qualifications:

Mr. DeAngelo was selected to serve on our Board due to his extensive leadership and management experience and industry knowledge.

- 2023 Proxy Statement | 11

JOSEPH VAN DOKKUM Age: 69 Director Since: 2020 Director

Background:

Mr. van Dokkum has served as one of our directors since February 7, 2020. Mr. van Dokkum is Chairman of Imperative Science Ventures, a venture capital firm focused on science breakthroughs since 2019. From 2009 to 2019, he was an Operating Partner with Kleiner Perkins in Menlo Park, CA, where he worked closely with his investment partners and the leadership of their start-up and growth portfolio companies to accelerate commercialization and scale the businesses. Prior to 2009, Mr. van Dokkum served for seven years as President of UTC Power, a division of Raytheon Technologies Corporation (NYSE: RTX) (formerly, United Technologies Corporation), where he was instrumental in organically growing UTC Power’s power generation products and service offerings, including fuel cells, renewable power solutions and combined cooling, heating and power applications for the commercial building markets. Prior to his tenure with UTC Power, Mr. van Dokkum was with Siemens (OTC: SIEGY) for 17 years. For the last six of those years, he served as President and Chief Executive Officer of Siemens Power Transmission & Distribution, Inc. during which time he augmented the company’s traditional power equipment, such as switchgear, power breakers, transformers and regulators, with intelligent systems and controls. This effort returned profitability to the business and enabled the expansion of the product portfolio through numerous acquisitions. Mr. van Dokkum has served on the boards of Ionic Materials, Inc. since 2013 and Ndustrial since 2017, and served as a director on the board of Solidia Technologies from 2011 until his retirement in December 2021. He earned his Bachelor’s and Master’s Degrees in Electrical Engineering from the Institute of Technology, Albertus Magnus.

Qualifications:

Mr. van Dokkum was selected to serve on our Board due to his extensive leadership experience and industry knowledge.

ROGER FRADIN Age: 69 Director Since: 2020 Director

Background:

Mr. Fradin has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Fradin served as one of GSAH’s directors. Mr. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation. Mr. Fradin served as President and Chief Executive Officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014. Mr. Fradin served as Vice Chairman of Honeywell from April 2014 until his retirement in February 2017. Mr. Fradin is also a consultant for The Carlyle Group and an advisor to Seal Rock Partners. Mr. Fradin received his M.B.A. and B.S. degrees from The Wharton School at the University of Pennsylvania, where he has also served as a member of the faculty. Mr. Fradin has served as the chairman of Victory Innovation, a Carlyle Group company, and a director of L3Harris Technologies Inc. (NYSE: LHX) since 2016, Resideo Technologies Inc (NYSE: REZI) since 2018, and Janus International Group Inc (NYSE: JBI) since 2021, and was formerly a director of MSC Industrial Direct Co., Inc. (Nasdaq: MSM) from 1998 to 2019, Pitney Bowes Inc. (NYSE: PBI) from 2019–2021, and Juniper II Corporation (NYSE: JUN) from 2021–2022.

Qualifications:

Mr. Fradin was selected to serve on our Board due to his deep industrial expertise, specifically in the automation and control solutions sectors, as well as for his experience overseeing acquisitions.

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JACOB KOTZUBEI Age: 54 Director Since: 2020 Director

Background:

Mr. Kotzubei has served as one of our directors since February 7, 2020. Mr. Kotzubei joined Platinum Equity, a private equity firm, in 2002 and is a Co-President of the firm. Mr. Kotzubei serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4.5 years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors of Ryerson Holding Corporation (NYSE: RYI) since 2010, and is a former director of Key Energy Services, Inc. (2016 to February 2022) and Verra Mobility Corporation (NASDAQ: VRRM) (2018 to 2021). Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law, where he was elected a member of the Columbia Law Review.

Qualifications:

Mr. Kotzubei was selected to serve on our Board due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions and other transactional matters.

JAKKI L. HAUSSLER Age: 65 Director Since: 2022 Director

Background:

Ms. Haussler has served as one of our directors since August 8, 2022. Since June 2019, Ms. Haussler has served as the Non-Executive Chairman of Opus Capital Management LLC, an investment advisory firm that she co-founded in 1996. Prior to serving as the Non-Executive Chairman, Ms. Haussler was the Chief Executive Officer of Opus Capital Management LLC from 1996 until 2019. Ms. Haussler serves on the Board of Directors of Barnes Group Inc. (NYSE: B) since July 2021, where she serves on the compensation and management development committee and Service Corporation International (NYSE: SCI) since May 2018, where she serves on the audit and investment committees. Further, Ms. Haussler serves as a director and a trustee of the Morgan Stanley Funds, where she chairs the audit committee and serves on the equity committees. Ms. Haussler is a former director of Cincinnati Bell Inc., serving from 2008 until its acquisition by Macquarie Infrastructure Partners Inc. in 2021, where she served as chair of the audit and governance committees. She has an extensive financial background, having served in a variety of leadership positions in the investment community, including as managing director of Capvest Venture Fund LP from 2000 to 2011, and partner at both Adena Ventures LP from 2001 to 2010 and Blue Chip Venture Company from 1993 to 1995. Ms. Haussler, a former certified public accountant, holds a bachelor’s degree in accounting from the University of Cincinnati and a JD from Salmon P. Chase College of Law at Northern Kentucky University.

Qualifications:

Ms. Haussler was selected to serve on the board due to her extensive experience in management and accounting along with her financial expertise.

- 2023 Proxy Statement | 13

MATTHEW LOUIE Age: 45 Director Since: 2020 Director

Background:

Mr. Louie has served as one of our directors since February 7, 2020. Mr. Louie joined Platinum Equity in 2008 and is a Managing Director at the firm. Mr. Louie serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle market-focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies, and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie holds undergraduate degrees in both Economics as well as Political Science from Stanford University and a MBA from Harvard Business School.

Qualifications:

Mr. Louie was selected to serve on our Board due to his experience related to private equity, capital markets, transactional matters and post-acquisition oversight of operational performance at portfolio companies.

EDWARD L. MONSER Age: 72 Director Since: 2020 Director

Background:

Mr. Monser has served as one of our directors since February 7, 2020. Mr. Monser serves on the board of directors for Air Products & Chemicals, Inc. (NYSE: APD) since 2013, where he is the Lead Director and a member of the Governance and the Management Development and Compensation Committees, and formerly served as a director and member of the Audit and Compensation Committees for Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP), serving on the Board from 2018 until his retirement in April 2022. From 2010 to 2018, Mr. Monser served as President of Emerson (NYSE: EMR), where he had more than 30 years of experience in senior operational positions and played a key role in its globalization. From 2001 to 2015, he was a member of Emerson’s Office of the Chief Executive and served as its Chief Operating Officer. Mr. Monser is active in promoting international understanding and trade and is Vice Chairman of the U.S.-India Strategic Partnership Forum. He has served on the advisory Economic Development Board for China’s Guangdong Province, the board of advisors for South Ural State University in Chelyabinsk, Russia and the board of the U.S.-China Business Council, where he was also Vice Chairman. Mr. Monser received a Bachelor’s Degree in electrical engineering from Illinois Institute of Technology in 1980 and has a Bachelor’s Degree in education from Eastern Michigan University. He is an alumnus of the executive education program at the Stanford University Graduate School of Business.

Qualifications:

Mr. Monser was selected to serve on our Board due to his extensive experience in key management positions, including at Emerson when Vertiv was part of that company.

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STEVEN S. REINEMUND Age: 75 Director Since: 2020 Director

Background:

Mr. Reinemund has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Reinemund served as one of GSAH’s directors. Mr. Reinemund served as Dean of Business at Wake Forest University from July 2008 to June 2014, an organization he joined after a 23-year career with PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”). At PepsiCo, Mr. Reinemund served as Executive Chairman from October 2006 to May 2007, and as Chairman and Chief Executive Officer from May 2001 to October 2006. Prior to being Chief Executive Officer, he was PepsiCo, Inc.’s President and Chief Operating Officer from September 1999 to May 2001. Mr. Reinemund began his career with PepsiCo, Inc. in 1984 at Pizza Hut, Inc. and held other positions until he became President and Chief Executive Officer of Frito-Lay’s North American snack division in 1992. He became Chairman and Chief Executive Officer of Frito-Lay’s worldwide operations in 1996. Mr. Reinemund was a director of Johnson & Johnson (NYSE: JNJ) from 2003 to 2008, American Express Company (NYSE: AXP) from 2007 to 2015, Exxon Mobil Corporation (NYSE: XOM) from 2007 to 2020, Marriott International, Inc. (Nasdaq: MAR) from 2007 to 2020, Chick-fil-A from 2015 to 2021, and GS Acquisition Holdings Corp. II from 2020 until its merger with Mirion Technologies in October 2021. Mr. Reinemund has served as chairman of Kohana Coffee Holdings since 2021. He also serves on the Board of Directors at USNA Foundation. Mr. Reinemund previously served as a director and chair of the compensation committee of Walmart Inc. (NYSE: WMT) from 2010 to 2022, and a director and chair of the audit committee of Catalyst Partners Acquisition Corp (NASDAQ: CPARU) from 2021 to 2023. A graduate of the United States Naval Academy in 1970, Mr. Reinemund served five years as an officer in the United States Marine Corps, achieving the rank of Captain. He received an MBA from the University of Virginia and has been awarded honorary doctorate degrees by Johnson and Wales University and Bryant University.

Qualifications:

Mr. Reinemund was selected to serve on our Board due to his considerable business leadership roles, mergers and acquisitions experience and his relevant board expertise.

ROBIN L. WASHINGTON Age: 60 Director Since: 2020 Director

Background:

Robin L. Washington has served as one of our directors since February 7, 2020. Ms. Washington also serves on the Board of Directors of Alphabet, Inc. (NASDAQ: GOOG) since April 2019, where she is chair of the leadership development and compensation committee, Honeywell International, Inc. (NYSE: HON) since April 2013, Salesforce.com (NYSE: CRM) since September 2013, where she chairs the audit committee, and privately held companies, Beacon Biosignals and StockX. Ms. Washington served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., from May 2008–November 2019 where she oversaw Global Finance, Facilities and Operations, Investor Relations and the Information Technology organizations. Prior to Gilead, Ms. Washington was the Chief Financial Officer of Hyperion Solutions Inc. from January 2006 until it was acquired by Oracle Corporation in March 2007. Prior to that, she spent nearly 10 years at Peoplesoft, Inc. where she served in a number of executive financial positions. Ms. Washington is also a member of the Presidents Council & Ross Business School Advisory Board, University of Michigan; the UCSF Benioff Children’s Hospital Oakland Board of Directors; and a trustee of both the Financial Accounting Foundation and Mastercard Foundation. She is a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Qualifications:

Ms. Washington was selected to serve on the board due to her extensive experience in management, operations and accounting in the life sciences and technology sectors along with her financial expertise.

- 2023 Proxy Statement | 15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Board of Directors consists of eleven directors. In accordance with our certificate of incorporation and bylaws, the number of directors on our Board of Directors will be determined from time to time by the Board of Directors.

Each director is to be elected annually and to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the remaining directors. In connection with his retirement, Mr. Johnson resigned his position on the Board of Directors, effective December 31, 2022, and Mr. Albertazzi was appointed to fill the vacancy created by Mr. Johnson’s resignation, effective January 1, 2023.

Director Independence

The rules of the New York Stock Exchange (“NYSE”) require that a majority of our Board of Directors be independent. An independent director is defined generally as a person that, in the opinion of the company’s Board of Directors has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) that would be inconsistent with a determination that the director is independent in accordance with independence requirements under our Corporate Governance Guidelines and as implemented by NYSE. Our Board has determined that nine of our Directors, being each of Joseph J. DeAngelo, Joseph van Dokkum, Roger Fradin, Jakki L. Haussler, Jacob Kotzubei, Matthew Louie, Edward L. Monser, Steven S. Reinemund, and Robin L. Washington, are independent under applicable SEC and NYSE rules.

Board of Directors Leadership Structure

We currently separate the roles of chairman of the Board of Directors and CEO. Mr. Cote serves as Executive Chairman of our Board of Directors. This structure enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our CEO to focus on the management of the day-to-day conduct of our business.

Mr. Cote’s role as Executive Chairman includes acting as the primary liaison between senior management and the independent directors, and providing strategic leadership, advice and counsel based on his experience and expertise to our executive officers. In his support of the management team in their decision-making and implementation of strategy, management and the Executive Chairman may communicate daily, and Mr. Cote attends regular meetings with management.

With input from the other board members, committee chairs, and senior management, Mr. Cote develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the Board of Directors. As Vertiv’s Executive Chairman and board member since the Business Combination, Mr. Cote combines a detailed and in-depth knowledge of Vertiv’s day-to-day operations with an ability to identify strategic priorities essential to the future success of Vertiv and effectively execute Vertiv’s strategic plans. Mr. Cote leads the executive sessions of the independent directors focused on an agenda developed by Committee Chairs to address the most critical issues of Vertiv. In this role, he helps assure that such sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to Vertiv, including evaluating the performance and effectiveness of members of senior management.

While the roles of chairman of the Board of Directors and CEO are currently separated, the Board of Directors does not have a policy on whether or not the role of chairman and CEO should be separate or combined and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an executive officer. Instead of taking a “one-size-fits all” approach to Board leadership, the Board selects the structure that it believes will provide the most effective leadership and oversight for the Company, taking into consideration the Company’s needs and circumstances at any given time.

16 |	- 2023 Proxy Statement

Board of Directors Role in Risk Oversight

It is the duty of our Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of our Company. The specific risk areas of focus for the Board of Directors and each of its Committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors

•  Our Board of Directors engages in the oversight of risk in various ways.

•  Oversees the Company’s strategic risks, including those associated with operations, supply chain and economic conditions such as inflation.

•  Sets goals and standards for our employees, officers, and directors.

•  Reviews the structure and operation of our various departments and functions. In these reviews, our Board of Directors discusses with management material risks affecting those departments and functions and management’s approach to mitigating those risks.

•  Reviews and approves management’s operating plans and any risks that could affect the results of those operating plans.

•  In collaboration with the Audit Committee, oversees the Company’s cybersecurity initiatives, product security, enterprise resource planning and SOX compliance, and internal controls.

•  In its review of Annual Reports on Form 10-K (including any amendments thereto), our Board of Directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the reports.

•  When our Board of Directors reviews particular transactions and initiatives that require its approval, or that otherwise merit its involvement, it generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of our management.

•  As the market environment, industry practices, regulatory requirements and our business evolve, we expect that senior management and our Board of Directors will respond with appropriate risk mitigation strategies and oversight.

Audit Committee

•  Our Audit Committee engages in the oversight of risk in various ways.

•  Discusses with management the major financial, legal, compliance and other significant risks faced by the Company

•  Discusses guidelines and policies governing the process by which our senior management assesses and manages the Company’s exposure to risk.

•  Works directly with members of senior management, our independent auditors and, if appropriate, and our internal audit team to review and assess (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors.

•  Assists the Board’s oversight of, among other things, data and cybersecurity policies, procedures and activities, product security initiatives, compliance with laws and regulatory requirements including SOX, internal controls, and enterprise resource planning.

•  Reviews our business and related risks quarterly in connection with the preparation of Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Compensation Committee

•  Our Compensation Committee engages in the oversight of risk in various ways.

•  Oversees the management of risks relating to our executive compensation programs and employee benefit plans.

•  Reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to our Board of Directors.

Nominating and Corporate Governance Committee

•  Our Nominating and Corporate Governance Committee engages in the oversight of risk in various ways.

•  Oversees the management of risks relating to our director selection process and board and committee composition.

•  Oversees the management of risks relating to our corporate governance principles and governance structure.

- 2023 Proxy Statement | 17

Attendance at Board of Directors and Committee Meetings and Annual Meeting

During the year ended December 31, 2022:

•	the Board of Directors held four meetings;

•	the Audit Committee held eight meetings;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the Compensation Committee held three meetings.

In the year ended December 31, 2022, no member of our Board of Directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all Committees of the Board of Directors (during the periods that he or she served on such Committees).

According to our Corporate Governance Guidelines, our directors are expected to make reasonable best efforts to attend the Annual Meeting, meetings of the Board of Directors and meetings of Committees on which they serve. All directors in office at the time of our 2022 annual meeting of stockholders attended the meeting. Directors are expected to review meeting materials prior to Board of Directors and Committee meetings and management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business.

Board Committees

Our Board has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is composed solely of independent directors. Each Committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The charter of each Committee is available on the investors page of our website at https://investors.vertiv.com/corporate-governance/documents/default.aspx.

Audit Committee

The members of our Audit Committee are Steven S. Reinemund, Robin L. Washington, Jakki L. Haussler, and Edward L. Monser. Mr. Reinemund serves as the Chairman of the Audit Committee. Our Board has determined that each member of the Audit Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Audit Committee.

Each member of the Audit Committee is financially literate and our Board has determined that Mr. Steven S. Reinemund qualifies as an Audit Committee “financial expert” as defined in applicable SEC rules and has the requisite accounting or related financial management expertise.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including, among other things:

•

assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	preparing any report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission;

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services of the Company;

•

pre-approving the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us;

•

reviewing the performance of the independent auditors, including the lead partner of the independent auditors, and making decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (3) all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

•	evaluating the independence of the independent auditors;

18 |	- 2023 Proxy Statement

•

meeting to review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

•

reviewing with management and the independent auditors the following information which is required to be reported by the independent auditor: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (3) all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and (4) any of our material financial arrangements which do not appear on our financial statements;

•

reviewing with management, the independent auditors and, if appropriate, our director of internal auditing, (1) our annual audited financial statements and quarterly financial statements; (2) major issues regarding accounting principles and financial statements presentations, including any significant changes in our selection or application of accounting principles; (3) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on our financial statements; (4) the Audit Committee’s level of involvement and interaction with our internal audit function, including the Audit Committee’s line of authority and role in appointing and compensating employees in the internal audit function; (5) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements; and (6) reviewing the type and presentation of information to be included in any earnings, or financial press releases as well as review of any financial information and earnings guidance provided to analysts or rating agencies.

•	resolving all disagreements between the independent auditors and management regarding financial reporting;

•

reviewing with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•

establishing and maintaining free and open means of communication between and among the Audit Committee, the independent auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Audit Committee on a periodic basis;

•	pre-approving the hiring and termination of the key leaders in our financial organization, meaning the Chief Financial Officer and internal audit manager;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•

reviewing our programs to monitor compliance with our code of ethics and addressing any ethical complaints against our directors and officers, including establishing procedures to anonymously receive complaints;

•

review on an annual basis, a report on expenses incurred by our officers in connection with activities conducted on our behalf, including use of private air travel by any director, officer, or employee; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Roger Fradin, Joseph J. DeAngelo, Joseph van Dokkum and Steven S. Reinemund. Mr. Fradin serves as the chairman of the Compensation Committee. Our Board has determined that each member of the Compensation Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Compensation Committee.

We have adopted a Compensation Committee charter, which details the purposes and responsibilities of the Compensation Committee, including, among other things:

•

reviewing at least annually our executive compensation plans and the goals and objectives of such plans, and, if the Compensation Committee deems it appropriate, adopting or amending executive compensation plans;

•

evaluating annually the performance of the CEO in light of our goals and objectives, including the goals and objectives of any executive compensation plans, and determining and approving, and recommending to the Board for approval, the CEO’s compensation level based on this evaluation;

•

evaluating annually the performance of our other executive officers in light of the goals and objectives of any of our executive compensation plans, and either as a Compensation Committee or together with the other independent directors, determining and approving the compensation of such other executive officers;

•

consider the results of the most recent shareholder advisory vote on executive compensation, and, to the extent that the Compensation Committee deems it appropriate to do so, take such results into consideration in connection with the review and approval of executive officer compensation;

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•	reviewing and approving any employment agreements, severance or termination arrangements and any other compensatory contracts or arrangements to be made with any of our executive officers;

•	review our incentive-compensation and equity-based compensation plans, approve and amend the plans if deemed appropriate, and review the goals and objectives of the plans;

•

reviewing compensation arrangements for our employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviewing and discussing, at least annually, the relationship between risk management policies and practices, corporate strategy and our compensation arrangements;

•

reviewing and discussing with management the Compensation Discussion and Analysis required in the proxy statement or annual report, as well as preparing a report to be included in our annual proxy statement or annual report; and

•	evaluating annually the appropriate level of compensation for non-employee directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such consultant, counsel or adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such consultant, counsel, or adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Joseph van Dokkum, Joseph J. DeAngelo, Roger Fradin and Edward L. Monser. Mr. van Dokkum serves as the chairman of the Nominating Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Nominating and Corporate Governance Committee.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purposes and responsibilities of the Nominating and Corporate Governance Committee, including, among other things:

•

identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board of Directors and, if appropriate, establishing procedures to be followed by stockholders in submitting recommendations for Board of Directors candidates;

•

reviewing on an annual basis the Board and Board Committee composition and recommending, if necessary, measures to be taken so that the Board, and the respective committees, reflect the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and the applicable committee, and otherwise satisfies independence and other requirements of the NYSE;

•

developing and recommending to our Board of Directors a set of corporate governance guidelines and any other applicable codes of ethics or conduct, consistent with the requirements of any applicable laws, regulations and listing standards;

•	overseeing the annual evaluation of our Board of Directors, and evaluating and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors; and

•	reviewing on an annual basis the corporate governance principles adopted by the Board of Directors and recommending any desirable changes to the Board of Directors.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board of Directors considers: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest, applicable listing standards and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors.

Policy Regarding Director Nominations

Our Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the number of current directors, as well as the qualifications set forth in our Corporate Governance Guidelines, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that it considers appropriate in the context of the needs of the Board of Directors.

In its discretion, the Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

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In addition to the process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information” in this proxy statement.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with our Board of Directors, the independent directors as a group or any specific member or members of our Board of Directors should send such communications to the attention of our Corporate Secretary, at Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082. Communications should contain instructions on which member or members of the Board of Directors the communication is intended for, if applicable. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in her discretion, decline to forward any communications that are abusive, threatening or otherwise inappropriate.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct is available on the investor page of our website, https://investors.vertiv.com/corporate-governance/documents/default.aspx. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website.

Director Compensation

Director Compensation Policy

The following table shows the cash compensation structure for non-employee directors for 2022. There was no increase from the prior year, and there has been no increase for 2023.

Cash Retainer

Chairman of the Board	$ 200,000

Committee Chair – Audit	$ 150,000

Committee Chair – Compensation	$ 130,000

Committee Chair – Nominating and Corporate Governance	$ 115,000

Other Board Member	$ 100,000

In addition, each non-employee director received an annual equity grant consisting of stock options with four-year annual ratable vesting. Consistent with its executive compensation philosophy, the Board believed that stock option awards served as an appropriate long-term incentive because our directors would only realize value if the stock price increased, aligning their long-term interests with those of our public stockholders. Stock options have an exercise price equal to the closing price of our stock on the grant date. As a result, the Compensation Committee believes that stock options are an important and effective part of director compensation because the value of the awards to our directors is directly tied to and predicated on increases in our stock price after the grant date, for which our stockholders benefit. In order for the directors to realize any value in the stock options, the stock price must exceed the grant date price subsequent to vesting of the options. In determining the amount of options to grant in 2022, the Board and Compensation Committee primarily considered the number of shares that would be appropriate, rather than targeting a specific value, and so granted the same number of options as granted during the prior year (pro-rated for directors who joined during the year), even though it resulted in a lower grant date value for the directors.

We believe that our director compensation levels are necessary and appropriate in order to attract and retain outstanding talent who possess the proper skill sets to drive Vertiv’s short- and long-term strategies. The Compensation Committee has also reviewed peer group data.

Our Executive Chairman receives a higher level of compensation, with the primary focus of his compensation in the form of equity awards, due to the active role he plays and significant time commitment he makes in leading the Board and helping management implement our strategy. This was particularly important when compensation decisions were being made in early 2022, as given his prior executive and operational experience, the Executive Chairman was taking a more active role as we sought to face the economic and operational challenges, and so the Compensation Committee and the Board believed the equity award in particular was an appropriate amount to compensate the Executive Chairman. This continues to be important as he supports the CEO leadership transition. His equity award will not have value unless the stock price increases from the grant date through the vesting schedule. Further, our Committee Chairs receive higher levels of cash retainers in acknowledgement of the additional workload in leading these Committees.

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Vertiv reimburses directors for reasonable and necessary out-of-pocket expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. The Board expects to review director compensation periodically to ensure that the director compensation package remains competitive such that Vertiv is able to recruit and retain qualified directors.

Director Compensation Table

The following table sets forth information concerning the compensation for our directors during fiscal 2022, except that Mr. Johnson’s compensation is reported in the Summary Compensation Table below under “Executive Compensation” and Mr. Albertazzi was not a director during fiscal 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)(6)		All Other Compensation ($)(7)	Total ($)

David M. Cote	200,000	—	518,261	(3)	14,980	733,241

Joseph J. DeAngelo	25,000	—	87,761	(4)	—	112,761

Joseph van Dokkum	115,000	—	172,752	(3)	—	287,752

Roger Fradin	130,000	—	172,752	(3)	—	302,752

Jakki L. Haussler	50,000	—	124,894	(5)	—	174,894

Jacob Kotzubei	100,000	—	172,752	(3)	—	272,752

Matthew Louie	100,000	—	172,752	(3)	—	272,752

Edward L. Monser	100,000	—	172,752	(3)	—	272,752

Steven S. Reinemund	150,000	—	172,752	(3)	—	322,752

Robin L. Washington	100,000	—	172,752	(3)	—	272,752

(1)	Reflects the cash retainers described above, which were pro-rated for directors who joined during the year.
(2)

The amounts reported in this column represent the aggregate grant date fair value of such option awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements for the year ended December 31, 2022. The options reported in this table vest annually over four years following grant, subject to the director’s continued service.

(3)

On March 3, 2022, these directors received options to purchase 38,647 shares of Class A common stock (115,942 shares in the case of Mr. Cote), with a per share exercise price of $11.50, which was the closing price of our Class A common stock on the grant date. These options were approved at the first meeting of the Compensation Committee of 2022, consistent with Vertiv’s Equity Grant Policy, on March 3, 2022, subject to approval by the Board at a meeting on March 3, 2022, with the grants to be effective on March 3, 2022.

(4)

On October 5, 2022, Mr. DeAngelo received options to purchase 16,103 shares of Class A common stock (representing approximately 5/12 of the number granted to the other non-employee members of the Board on March 3, 2022), with a per share exercise price of $11.99, which was the closing price of our Class A common stock on the grant date. Mr. DeAngelo’s options were approved by the Board on October 3, 2022, with the grants to be effective on October 5, 2022.

(5)

On August 8, 2022, Ms. Haussler received options to purchase 22,544 shares of Class A common stock (representing approximately 7/12 of the number granted to the other non-employee members of the Board on March 3, 2022), with a per share exercise price of $12.97, which was the closing price of our Class A common stock on the grant date. Ms. Haussler’s options were approved by the Board on August 8, 2022, with the grants to be effective on August 8, 2022.

(6)

As of December 31, 2022, each of the non-employee directors, other than Mr. Cote, Ms. Haussler, and Mr. DeAngelo held unexercised stock options (vested and unvested) to purchase 115,941 shares. Mr. Cote, Ms. Haussler, and Mr. DeAngelo held unexercised stock options (vested and unvested) to purchase 347,826, 22,544, and 16,103 shares, respectively. There were no unvested stock awards held by any non-employee director.

(7)

This column requires reporting the amount of other compensation, including personal benefits or perquisites that exceed $10,000 in the aggregate. This table excludes reimbursements for expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. For Mr. Cote, represents personal use of the chartered aircraft. Our directors may be accompanied by a spouse or guests on our chartered aircraft while on business travel, which does not result in aggregate incremental cost to the Company.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.

Name	Age	Position

David M. Cote	70	Executive Chairman of the Board*

Giordano Albertazzi	57	Chief Executive Officer and President, Americas and Director*

Joseph J. DeAngelo	61	Director*

Joseph van Dokkum	69	Director*

Roger Fradin	69	Director*

Jakki L. Haussler	65	Director*

Jacob Kotzubei	54	Director*

Matthew Louie	45	Director*

Ed Monser	72	Director*

Steve Reinemund	75	Director*

Robin Washington	60	Director*

David J. Fallon	53	Chief Financial Officer

Edward Cui	49	President, Greater China

Stephanie Gill	52	Chief Legal Counsel and Corporate Secretary

Sheryl Haislet	58	Chief Information Officer

Patrick Johnson	52	Executive Vice President, Integrated Rack Solutions

Michael Kitson	54	Chief Procurement Officer

Stephen Liang	64	Chief Technology Officer and EVP, Infrastructure and Solutions

Cheryl Lim	53	Chief Human Resources Officer

Philip O’Doherty	62	Managing Director, E&I Engineering

Anand Sanghi	52	President, Australia, New Zealand, Southeast Asia & India

Karsten Winther	53	President, Europe, Middle East & Africa

*	Biographical information for each of our directors is set forth under “Proposal 1: Election of Directors—Nominees for Election” above.

David J. Fallon. Mr. Fallon has served as our Chief Financial Officer since February 2020. From July 2017 until the Business Combination in February 2020, Mr. Fallon served as the Chief Financial Officer of Vertiv and has more than 25 years of experience in financial management with global companies. Prior to joining Vertiv, from 2010 to 2017, Mr. Fallon served as Chief Financial Officer at CLARCOR, Inc. (formerly NYSE: CLC), which was a $1.4 billion filtration company with operations in North America, Europe, Asia, Africa and Australia. From 2009 to 2010, Mr. Fallon served as Vice President of Finance for CLARCOR, Inc. CLARCOR, Inc. was purchased by Parker-Hannifin Corp (NYSE: PH) in February 2017. From 2002 to 2009, Mr. Fallon served as Chief Financial Officer and Vice President of Finance for Noble International (formerly NASDAQ: NOBL), which was a $1.1 billion auto supplier with global manufacturing operations. Prior to joining Noble International, Mr. Fallon served as Treasury Manager at Textron Automotive from 2000 to 2002, a financial analyst at DaimlerChrysler from 1997 to 2000 and as a senior accountant at Deloitte & Touche from 1991 to 1995. Mr. Fallon earned a MBA from the Wharton School of Business and a BS in Business Administration from the University of Dayton. He is certified as a Chartered Financial Analyst® and a Certified Public Accountant (inactive).

Edward Cui. Mr. Cui has served as our President—Greater China since March 2022, and is responsible for China operations, supply chain, service, marketing, engineering and sales. Mr. Cui previously served as the VP Engineering in Asia Pacific from November 2020 to February 2022 where he was responsible for Engineering Innovations and New Product Development. Mr. Cui has been with Vertiv since 1997, with roles as VP of Engineering from November 2020 until February 2022 with leadership of three R&D centers, VP of Sales from February 2017 until October 2020, VP of Marketing from October 2013 until January 2017, VP of Wind Power product line from July 2007 until September 2013, and key positions in strategic marketing and planning. He started his career at Avansys, Huawei in July 1997 with roles growing in responsibility from design engineer to deputy director of product management to director of operations. Edward holds a Bachelor of Science in Electrical Automation/Electrical Engineering and a Master of Science in Power Electronics/Electrical Engineering from Tsinghua University, and an EMBA degree from Washington University in St. Louis.

Stephanie Gill. Ms. Gill has served as our Chief Legal Counsel and Corporate Secretary since January 2021 and is responsible for Vertiv’s global legal strategy, corporate compliance and regulatory functions. Prior to joining Vertiv, Ms. Gill

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spent 15 years with CNX Resources Corporation (NYSE: CNX), formerly CONSOL Energy Inc., a publicly traded energy company, from 2005 until December 2020. At CNX, Ms. Gill held a variety of positions of increasing responsibility, culminating in her being appointed Vice President and General Counsel in December 2014. Ms. Gill started her legal career as an associate at Jones Day in 1996. After Ms. Gill’s tenure at Jones Day, she joined the corporate group at Buchanan Ingersoll & Rooney in 1999, where she was promoted to shareholder effective 2005, working with public and private companies in various industries. While in law school, Ms. Gill also served as a law clerk in the United States Bankruptcy Court for the Western District of Pennsylvania. Ms. Gill is a graduate of The Wharton School of Business of The University of Pennsylvania with a bachelor of science degree in economics and a concentration in accounting and of The Dickinson School of Law of Penn State University, where she received her doctorate of jurisprudence and was the managing editor of The Law Review.

Sheryl Haislet. Ms. Haislet has served as our Chief Information Officer since February 2020. Prior to joining Vertiv, from October 2015 to September 2019, Ms. Haislet was the Chief Information Officer and Vice President of Information Technology and Digital Office at Adient plc, a $17 billion global automotive seating manufacturer. Prior to joining Adient, Ms. Haislet spent 25 years with Johnson Controls (NYSE: JCI). At Johnson Controls, Ms. Haislet held a variety of positions of increasing seniority, culminating in her being appointed Chief Information Officer and Vice President of Information Technology, Power Solutions, in October 2014. Ms. Haislet holds an executive MBA from the Quantic School of Business and Technology, a Graduate Certificate in SAP from Central Michigan University, a Masters in computer information systems from Grand Valley State University and a BA from the University of Michigan.

Patrick Johnson. Mr. Johnson has served as our Executive Vice President of Integrated Rack Solutions (previously Information Technology and Edge Infrastructure) since November 2017. Mr. Johnson started his career with Systems Enhancement Corporation, which was sold to APC in 1997. Mr. Johnson held various positions with APC for 10 years until it was acquired by Schneider Electric in 2007. From 2010 to 2016, Mr. Johnson was Vice President of Rack Systems at Schneider Electric and was then promoted to Senior Vice President of Datacenter Systems, having responsibility for the product lines of Racks, Rack PDUs, Thermal and Software. In late 2016, Mr. Johnson joined Artesyn Embedded Technologies, where he served as Senior Vice President of Strategic Initiatives until November 2017. Mr. Johnson earned a BS in engineering management from The Missouri University of Science and Technology. Patrick Johnson is the brother of Rob Johnson who previously served as our CEO until December 31, 2022.

Michael Kitson. Mr. Kitson has served as our Chief Procurement Officer for global operations since 2018. Mr. Kitson is responsible for leading the organization’s strategic procurement function, its 8,000 suppliers and more than $3 billion in direct and indirect material spending. Mr. Kitson has more than 25 years of experience working within global supply chains, engaging suppliers to deliver value, and setting corporatewide and business unit strategies to align supply chains to optimize cost, cash and end-customer satisfaction. Before joining Vertiv, Mr. Kitson held a variety of executive-level roles in global ops and supply chain for Emerson and Artesyn Technologies, including General Manager of the Liquid & Combustion Analysis business and Vice President of global supply for Electrical Product from 2011 to 2014. In 2014, he was named Vice President of global operations and supply chain for Rosemount Analytical, and in mid-2017 he assumed an interim COO role for Rego Engineering Controls – a leader in valves and controls for the storage and transport of industrial gases. Mr. Kitson attended the University of Greenwich in London, where he received a bachelor’s degree in electronics engineering. Mr. Kitson also earned an MBA from Henley Management College.

Stephen Liang. Mr. Liang has served as our Chief Technology Officer since February 2021 and Chief Technology Officer and EVP, Infrastructure and Solutions since August 2022 and was previously our President of Asia Pacific from February 2020 to February 2021. Mr. Liang previously served as the President of Vertiv in Asia Pacific from 2016 until the Business Combination in February 2020, where he was responsible for Vertiv’s operations and business development in the Asia Pacific region. Mr. Liang began working at Emerson Electric Co (NYSE: EMR) in 1994 in the Astec business, a business specializing in power supply solutions for the computing and communications industries. While at Astec, Mr. Liang served as Executive Vice President of Operations from April 1994 until October 2001. In October 2001, Mr. Liang was promoted to President of Emerson Network Power China, leading the merging of four organizations and migrating R&D and production facilities and served in this role until 2006, when he was promoted to the position of President of China and Energy Systems Asia. In 2008, Mr. Liang became President, Emerson Network Power Asia Pacific, responsible for all of Network Power’s Asia Pacific businesses, including China, India and Australia, until he was promoted to Group Vice President, Telecom & President Asia Pacific in 2013, when Mr. Liang also took on management responsibility for the global telecom business. Mr. Liang holds a Bachelor’s Degree and a Master’s Degree in mechanical engineering from the Massachusetts Institute of Technology.

Cheryl Lim. Ms. Lim joined Vertiv as Chief Human Resources Officer in August 2022. She leads the development and execution of HR strategy, with a focus on employee development, talent acquisition, growth and retention, in support of Vertiv’s high-performing culture. Ms. Lim has more than 20 years of HR experience, most recently as VP of HR at ITT, from August 2021 to August 2022. Previously, she moved through the HR ranks at Honeywell, starting as an HR generalist and moving on to positions of increasing responsibility, including VP HR EMEA & High Growth Regions from January 2017 to September 2018 and VP HR Corporate from August 2018 to May 2021. Ms. Lim started her career in customer services at TNT Express Worldwide in both Germany and the UK, and as Customer Services Manager, Europe, for Sunrider International. Ms. Lim holds a joint degree in German and Management Studies from the University of Leeds, and both an MBA and Certificate in Alternative Dispute Resolution from Pepperdine Graziadio Business School. Ms. Lim speaks English and German.

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Philip O’Doherty. Mr. O’Doherty has served as our Managing Director of E&I Engineering since November 2021, and is responsible for the management of the E&I Engineering portfolio of power distribution solutions, including busbar, switchgear, energy management and modular power solutions. Prior to joining Vertiv, Mr. O’Doherty spent more than 30 years in the engineering industry, starting his career at Dupont in 1982 where he worked for 5 years before embarking on his entrepreneurial journey. In 1986, Mr. O’Doherty established his own business manufacturing electrical switchgear and control systems; that business was E&I Engineering. Mr. O’Doherty was the majority owner and operator of E&I Engineering until the time of its acquisition by the Company in November 2021. Mr. O’Doherty has played a fundamental role in growing the business from its small beginnings, now having operations on a global scale with manufacturing locations in Ireland, UK, US and UAE. Mr. O’Doherty holds a Bachelor’s Degree in electrical and electronic engineering from Queens University Belfast.

Anand Sanghi. Mr. Sanghi has served as our President for Vertiv Australia, New Zealand, Southeast Asia and India (ASI) since February 2021. Mr. Sanghi is responsible for Vertiv’s business development and operations in those regions. Mr. Sanghi has spent more than 26 years in the technology and engineering space in the Asia-Pacific region. Mr. Sanghi joined Emerson Network Power, a group of Emerson Electric Co (NYSE: EMR), in 2001 as Director of Planning and achieved positions of increasing responsibility before being appointed President of Vertiv Asia in 2017, a role that he served in until February 2021. Prior to joining Emerson Network Power, Mr. Sanghi led a start-up business and held positions with Emerson Electric from 1999 until 2000 and Copeland Corporation from 1994 until 1999. Mr. Sanghi earned his Bachelor’s Degree in electrical and electronics engineering from the Indian Institute of Technology and his MBA from the Indian Institute of Management.

Karsten Winther. Mr. Winther has served as our President for Europe, Middle East and Africa since March 2022, and previously served as the Vice President of Sales for Europe, Middle East and Africa from 2018 until March 2022. Mr. Winther has over 20 years of tech industry experience in management, sales and marketing functions, including strong focus on channel and vertical markets. He has led transformation of large-scale sales organizations. Before joining Vertiv in 2018, Mr. Winther held regional and country sales roles at Epson, a multinational electronics company, from May 2000 until August 2012, and NEC, a multinational information technology and electronics corporation, from September 2012 until March 2016, and Cobham SATCOM, a satellite communications equipment company, from April 2016 until April 2018, where he led global sales, marketing and service. Mr. Winther studied Business Economics & Management at Copenhagen Business School and also completed a two-year Rising Star program at Esade in Barcelona, with emphasis on Strategy, Finance, Innovation, CSR and Leadership.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is structured to reward performance consistent with our short-term and long-term goals, to reflect our business strategy and our organizational structure, to support our goal of delivering long-term value to our stockholders and to align with our near-term strategic and operational goals. This Compensation Discussion and Analysis (“CD&A”) reviews the objectives and components of our executive compensation program and discusses the 2022 compensation earned by our named executive officers, who are listed below.

Giordano Albertazzi Chief Executive Officer (effective 1/1/23) and President, Americas (effective 3/16/22) and formerly Chief Operating Officer (effective 10/3/22)	Rob Johnson Former Chief Executive Officer (Through 12/31/22)	David Fallon Chief Financial Officer	Stephen Liang Chief Technology Officer and EVP, Infrastructure and Solutions	Philip O’Doherty Managing Director E&I

We are dedicated to a pay-for-performance philosophy with compensation tied to, and which rewards our executive officers for, both short-term and long-term performance of the Company. This CD&A summarizes the details of executive compensation decisions along with several of our business highlights in 2022.

Features of our executive compensation program for 2022 included:

•

Pay-for-performance. Our former CEO’s pay opportunities primarily consisted of performance-based compensation, particularly equity compensation in the form of stock options that have value only if our stock price increases following the grant date. We have taken the same pay-for-performance approach when structuring the pay opportunities for our new CEO.

•

Preparation and implementation of our leadership transition. This resulted in new pay arrangements for our incoming CEO, Mr. Albertazzi, consisting of a salary increase and incremental equity grants in October 2022 as he took on additional responsibilities as COO and in preparation of becoming our CEO in January 2023.

•

Lower option grant values for annual grants. For the annual grants of stock options in early March 2022, each of our NEOs who received an annual grant (including our then-CEO) received an option with a lower grant date value than the annual grant in 2021. Mr. Albertazzi subsequently received additional options in late March 2022 and October 2022 in connection with promotions during the year.

•

Grant of one-time, strategic performance equity awards. These one-time, strategic performance equity awards will be eligible for cliff vesting in January 2027 only if stretch financial performance goals are met. The Committee believed that the challenging performance goals and cliff vesting after more than four years of employment were important components to encourage long-term continuity in management as part of our leadership transition efforts and to encourage focus on our operational goals. There is no payment on these awards before the vesting date for an earlier termination without cause or resignation for good reason, other than a termination in connection with a change in control or, to the extent already earned based on performance results, on death or disability.

•

Annual bonus payouts below target. As further described below, in spite of improved performance during the second half of the year, each of our NEOs earned a bonus below target level because our financial performance was below target level.

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2022 Summary

1	Successful Leadership Transition

In October 2022, our Board announced that Giordano Albertazzi would become our CEO effective January 1, 2023, succeeding Rob Johnson. The management team and the Board worked hard to implement a successful transition, including by carefully considering appropriate ongoing compensation incentives for Mr. Albertazzi, ensuring that Mr. Johnson remained an integral part of the transition through the end of the year and thereafter would continue to be available to the Company on a consulting basis as needed, given his significant historical knowledge, and focusing on retention of, and incentives for, the remaining management team.

Mr. Albertazzi’s initial priorities are focused on building a high-performance culture of collaboration and innovation, institutionalizing excellence in execution across the organization and delivering profitable growth while prudently managing costs. Mr. Albertazzi’s appointment as CEO followed his earlier appointment as President, Americas, to drive the region’s transformation, after transforming EMEA into a high growth and high margin region during his role as President, EMEA. The leadership transition was part of a movement toward operational improvements and increasing efficiencies, and was further bolstered by new skillsets and experience of new Board members appointed during 2022.

2	Financial Results

During 2022, we experienced a tale of two halves, as we entered 2022 being negatively impacted by the challenging global supply chain, including steep inflationary costs on materials, freight and labor, but achieved marked sequential improvement in the second half and a record fourth quarter financial performance. The following is a summary of key 2022 financial results:

•	Year-over-year revenue growth. End-market demand remained strong with net sales up 14% (to approx. $5.7 billion) versus prior year, and organic net sales growth(1) of 13%.

•	Record backlog. Backlog reached another record level of $4.8 billion at the end of December 2022, increasing 49% from the end of 2021.

•	Increased investment in research and development. We continued to invest in new product development with R&D spending of $282 million in 2022 (approx. 5% of revenue).

•	Profitability. Full year net income was $77 million, operating profit was $223 million and adjusted operating profit(1) was $439 million.

•

Supply chain challenges. Part and material shortages, particularly in the first half of 2022, constrained sales volumes and drove higher inventory levels, labor inefficiency and product delivery challenges.

•	Impact of inflation. Inflationary pressures persisted throughout 2022, especially in the Americas, and impacted a number of items including costs of materials, freight, and labor and the supply chain.

•

Price actions. We continued to execute on our strategic pricing plan in 2022 in an effort to mitigate an increasingly inflationary operating environment and to reflect the value we deliver to the market. Our collective actions resulted in a realization of $365 million in price.

•

Adjusted free cash flow. 2022 net cash provided by operating activities was ($153) million, a decrease of $364 million versus the prior year. Adjusted free cash flow(1) for 2022 was ($260) million, a decrease of $396 million versus the prior year primarily driven by increased inventory levels to support backlog, foreign exchange and cash interest . Liquidity(2) at the end of the fourth quarter 2022 remained strong at $578 million.

•

Improvements for the Second Half. As noted above, 2022 was really a story of two halves. In the first half of 2022, net sales were up 8%, and in the second half of 2022 they increased over 19%. Our organic sales(1) were up 4% in the first half, and over 20% in the second half of the year. Operating profit was a $19 million loss in the first half and a positive $242 million in the second half while adjusted operating profit(1) was $94 million in the first half and $345M in the second half of 2022. These are good indicators of the improvements underway at Vertiv.

(1)	See Annex A for a reconciliation of and information regarding the non-GAAP metrics.
(2)	Liquidity is calculated as cash and cash equivalents plus availability under the ABL Revolving Credit Facility as of December 31, 2022.

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3	Commitment to Stockholders

We actively engage with stockholders throughout the year to better understand their issues and concerns, including their perspective on executive compensation. We hold a “say-on-pay” advisory vote on an annual basis. In 2022, we received approval of approximately 95% of votes cast on our “say-on-pay” advisory vote. Feedback from stockholders informs the Compensation Committee’s consideration of executive compensation programs. The Board and the Compensation Committee aim to align business performance and executive compensation to drive value creation by directly tying compensation to key performance metrics, and placing significant weight on compensation that varies in value depending upon stock price performance. These considerations also resulted in our grant of the one-time, strategic performance equity awards in 2022 described below.

4	Compensation Packages Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2022 for our former CEO and our other NEOs, including salary, target annual cash incentive, annual long-term incentive awards granted during the year (in the form of stock options, excluding the one-time performance equity awards)(1) and other benefits. As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

(1)

Only includes equity awards actually granted during 2022, not any modifications, but does not include the one-time performance equity awards. For the “Other NEOs,” excludes Mr. Albertazzi’s promotion grant in October 2022 in connection with the announced CEO transition and Mr. O’Doherty who did not receive an annual long-term incentive grant (but who holds a significant amount of stock as a result of Vertiv’s acquisition of E&I Engineering Ireland Limited and its affiliate, Powerbar Gulf LLC in 2021).

Mr. Johnson’s primary compensation for 2022, and Mr. Albertazzi’s primary compensation for 2023, is summarized below:

2022 Compensation of Former CEO (Mr. Johnson)	2022

Base Salary	$ 950,000

Target Cash Bonus (as % of Base Salary)	125%

Actual Cash Bonus	$ 890,625

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$ 3.3 million

2023 Compensation of Current CEO (Mr. Albertazzi)	2023

Base Salary	$ 900,000

Target Cash Bonus (as % of Base Salary)	125%

Actual Cash Bonus	Subject to 2023 performance

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$ 3.3 million

28 |	- 2023 Proxy Statement

5	Continued Best Practices in Compensation

✓

Robust stock ownership guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further described under “Stock Ownership Guidelines for Company Officers and Directors. ” All of our executive officers and directors have met or are on their way to meeting these guidelines within the initial five-year period.

✓

Clawback policy. Under our clawback policy, our Board may seek to recover incentive compensation from an executive officer in the event of an accounting restatement as a result of material non-compliance with any financial reporting requirement.

✓	Prohibition of hedging and pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

✓

Alignment with stockholders’ interests. Our incentive program aligns with stockholder interests by heavily weighting incentives in favor of long-term equity awards. In particular, stock options are performance-based because they have value only if our stock price increases.

✓

Emphasis on variable cash pay. A significant portion of our executives’ cash compensation opportunity was performance-based, tying to near-term objectives and actual performance that we believe align with long-term growth. The target bonus for our former CEO for 2022, and for our current CEO for 2023, was 125% of salary so that more than half of the CEO’s target cash compensation is directly dependent upon performance. As shown by the fact that cash bonuses for 2022 performance paid to each of our NEOs was below target, following zero bonus payouts for 2021, this variable compensation is truly at risk.

✓

Only “double-trigger” executive change-in-control benefits. We do not provide “single-trigger” change-in-control benefits to executive officers; instead, we only provide “double-trigger” benefits, which generally means the executive needs to have a qualifying termination event (e.g., termination without cause or resignation by the executive for good reason) to receive a change-in-control benefit.

✓

No 280G gross-ups. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G (related to a change-in-control) of the Code.

✓	Use of peer group data. Our Compensation Committee has developed a peer group to provide an additional measure of comparison in its review of compensation.

✓	Avoid excessive risk taking. Based upon a risk assessment, our Compensation Committee has determined that our compensation policies do not encourage excessive or unnecessary risk-taking.

Objectives of Executive Compensation Program

The following table provides an overview of the specific objectives of the primary elements of our 2022 executive compensation program, each as further described below.

Pay Element	Objectives

Base Salary (page 30)	Attract and retain world-class leadership talent by using relevant market data to determine executive pay, while also considering tenure, experience, scope of duties and short-term and long-term performance.

Vertiv Incentive Plan (page 30)	Reward ingenuity, creative thinking, improved processes, project completion and exceptional contributions through cash bonuses.

Long-Term Incentive Compensation (page 31)	Encourage our executive team to drive long-term stock price growth through equity grants that directly link the value to the executive to value to stockholders, while also encouraging retention through multi-year vesting.

Retirement, Termination/CIC and Other Benefits (pages 33)	Attract and retain key management members and, for severance and Change-in-Control matters, to motivate executives to take actions that are in the best interests of the Company.

Compensation Philosophy and Process

The Compensation Committee is focused on maintaining an executive compensation program that emphasizes variable, at-risk compensation and has an appropriate balance of near-term and long-term objectives.

Executive compensation is approved by the Compensation Committee, which consists solely of independent directors, and then the Board (with all of the independent members of the Board) approves the CEO’s compensation. Our Compensation Committee meets regularly throughout the year to review our executive compensation program and to ensure alignment of the interests of our executives with those of our stockholders. Meeting agendas contain items proposed by management or the Compensation Committee members. Pursuant to our Equity Grant Policy, implemented at the February 24, 2021 meeting of

- 2023 Proxy Statement | 29

the Compensation Committee, annual equity awards to directors and continuing executive officers are to be approved at the first meeting of the Compensation Committee (and, where applicable, the Board) held during the first quarter of the year. Additional grants (such as promotion, new hire or special grants) may be approved during the year. Under our 2020 Stock Incentive Plan, the Compensation Committee may delegate authority to our CEO to make grants to non-executive employees, but may not delegate any authority with respect to grants to executive officers.

Our Compensation Committee members engage in active discussions of compensation matters with management and with each other as part of their decision-making process. Each meeting includes an executive session with only the independent directors. On at least an annual basis, the Compensation Committee reviews relevant market data using a peer group representing a set of companies in the industries (mix of industrial and network equipment and services companies) in which we compete. For further information about our process, see “Peer Group Companies” below.

Components of Compensation for 2022

1	Base Salary

Base salaries generally take into account each named executive officer’s existing pay as well as the executive’s position, responsibilities, qualifications, experience and location, the market for the position, the base salaries of other executive officers and the Company’s overall financial performance.

The Compensation Committee considers base salary as one component of a total compensation package that needs to be balanced appropriately for each named executive officer. During 2022, as further described in the table below, the Compensation Committee approved mid-year increases for some of our NEOs due to their increased responsibilities.

The table below shows the annualized base salaries in effect at the end of 2022.

2022 Salary

Mr. Albertazzi	$ 900,000(1)(3)

Mr. Johnson	$ 950,000

Mr. Fallon	$ 645,000(2)

Mr. Liang	$ 630,000(2)

Mr. O’Doherty	$ 448,096(3)

(1)

Mr. Albertazzi’s base salary was increased in March 2022 from $405,000 to $500,000 to reflect his increased responsibilities resulting from his appointment as President, Americas, and increased again in October 2022 to $900,000 to reflect his appointment as Chief Operating Officer and his responsibilities with the transition into the CEO role, in addition to retaining his role as President, Americas, which salary would remain in place upon becoming CEO on January 1, 2023.

(2)

The following salary increases were approved based on an increase in responsibilities together with consideration of peer group data: Mr. Fallon’s base salary was increased in September 2022 from $575,000 to $645,000, and Mr. Liang’s base salary was increased in August 2022 from $590,000 to $630,000.

(3)	The salaries in this table are shown in U.S. dollars, but these individuals were paid in local currency, as reflected in the Summary Compensation Table.

2	Vertiv Annual Incentive Plan

Our focus for the 2022 Vertiv Incentive Plan was to align employees under a common set of goals tied to adjusted operating profit and adjusted free cash flow, both of which help us to maintain our focus on Vertiv’s performance and driving stockholder value, while also recognizing our overall performance, segment and regional performance, and individual contributions to our long-term goals.

•

Financial Performance Goals. In early 2022, the Compensation Committee approved Adjusted Operating profit (“AOP”) and Adjusted Free Cash Flow (each as defined below) as corporate financial metrics for purposes of bonuses under the Vertiv Incentive Plan. At that time, the Compensation Committee determined that it was also appropriate to retain the ability to take into account individual and other business performance measures in approving the final individual payout level.

•

Corporate Financial Performance Results. In early 2023, the Compensation Committee reviewed the achievement of the pre-set financial metrics. As shown in the table below, the corporate financial performance results were below target levels. The Compensation Committee also reviewed our other financial performance as described above under “2022 Summary—Financial Results” above. We achieved approximately 80% of AOP target, and showed strong year-over-year and sequential growth in key financial metrics in the fourth quarter, including revenue, operating profit, margins, and in particular a result of $143.3 million in Adjusted Free Cash Flow for the fourth quarter (see Annex A for a reconciliation of and information regarding this non-GAAP metric), as well as a record backlog for the fourth quarter. The Compensation Committee recognized that although our performance for the entire year was below the target levels pre-set at the beginning of the year, there were significant improvements shown in the second half of the year in the key metrics, as set forth under “2022 Summary—Financial Results—Improvements for the Second Half” above. As a result, the Compensation Committee approved a corporate financial achievement level of 75%.

30 |	- 2023 Proxy Statement

•

Individual and Segment Performance. In determining each individual NEO’s performance, the Committee reviewed individual and other business performance measures, as well as performance of an individual’s segment where they have responsibility, but determined that all NEOs’ payouts should be below target level due to the financial results being below target. The Committee believed it was appropriate to limit the payout for each of the CEO and CFO to the 75% level determined for the corporate financial performance described above, even though their efforts throughout the challenging 2022 helped lead to improvements described above and a successful CEO transition. The Committee also considered Mr. Albertazzi’s efforts in establishing go-forward priorities and strengthening our high performance culture. Mr. Liang’s payout was increased to 90% based on effective product development and establishing strategy for the engineering function. The Committee also considered retention needs to ensure continuity of our remaining leadership team as we move forward, but believed below-target levels were appropriate.

•

Bonus Payment Details. The table below shows the annual target bonus opportunities for 2022 for each of the named executive officers and the actual payout. The target cash bonus levels (as a percentage of salary at year-end, except as noted below) were set to reflect the executive’s relative responsibility for the company’s performance and to appropriately allocate the total cash opportunity between base salary and variable incentive-based compensation.

	Target Bonus (as % of Salary)		Target Bonus ($)		Earned Bonus (as % of Target)		Earned Bonus ($)

Albertazzi	80-125	(1)	555,312	(2)	74	(3)	410,254	(2)

Johnson	125		1,187,500		75		890,625

Fallon	100		645,000		75		483,750

Liang	80		504,000		90		453,600

O’Doherty	80		358,400	(2)	36	(3)	129,024	(2)

(1)

Mr. Albertazzi’s target bonus opportunity was pro-rated due to his October 2022 appointment as Chief Operating Officer (in addition to retaining his President, Americas role) and incoming CEO, which resulted in an increase for the last quarter of the year in his target bonus from 80% to 125% of pro-rated salary. His bonus payout was based on a combination of results for EMEA and the Americas reflecting the time he spent in each role, as well as corporate performance.

(2)	The amounts in this table are shown in U.S. dollars, but these individuals were paid in local currency, as reflected in the Summary Compensation Table.
(3)	Mr. O’Doherty’s performance results were partly based on the financial results of the E&I line of business.

Corporate Financial Results

The following table shows our corporate performance for the two financial metrics under the Vertiv Incentive Plan for 2022:

Global Plan Metric	Target	Actual

Adjusted Operating Profit(1)	$550M	$439M

Adjusted Free Cash Flow(2)	$150M	$(260)M	(2)
(1)

Adjusted Operating Profit was chosen as an important measure of near-term profitability which in turn creates stockholder value. Adjusted Operating Profit represents the Company’s operating profit, adjusted to exclude the amortization of intangibles and certain mergers and acquisition costs. See Annex A for a reconciliation of and information regarding this non-GAAP metric.

(2)

Adjusted Free Cash Flow was chosen because it reflects cash generated from operations that may be reinvested in our businesses or returned to stockholders. Adjusted Free Cash Flow represents net cash provided by (used for) operating activities adjusted to excluded capital expenditures, investments in capitalized software, and include proceeds from the disposition of property, plant, and equipment. See Annex A for a reconciliation of and information regarding this non-GAAP metric.

3	Long-Term Incentive Compensation

Annual Equity Grants. In furtherance of our performance-based compensation philosophy and strong alignment with stockholder interests, in 2022, our annual equity compensation granted in early March 2022 to NEOs consisted of stock options that vest annually over four years. Each named executive officer was granted an award of stock options in the amounts set forth in the table entitled “Grants of Plan-Based Awards in Fiscal 2022” below and with pro rata vesting annually over four years from the grant date.

The amount granted to each continuing NEO was generally based on each individual’s duties and responsibilities, internal pay equity considerations, and prior equity grants to each individual. Mr. O’Doherty did not receive an annual stock option grant, but holds a significant amount of Vertiv stock as a result of the E&I acquisition. The Compensation Committee continued to believe that time-vesting stock options were the appropriate long-term performance vehicle at this stage of being a public operating company (at the time of grant, for approximately two years since the February 2020 business combination). Granting stock options is beneficial to the Company for the following reasons:

•	Stock options provide the most direct tie to shareholder value realization.

•

The ultimate value of the options will align directly with our stockholders’ return through our stock price performance, which in turn depends on our sustainable operational and financial performance, thereby discouraging excessive risk-taking.

- 2023 Proxy Statement | 31

•	The stock options only have value to the executive if the stock price increases after the grant date, meaning both management and the stockholders benefit.

•	We benefit from the retention value provided through multi-year vesting and long-term exercise period.

•

The stock options offer complementary incentives to our annual bonus plan, which is based on financial metrics that are set annually, and the cash bonus opportunities already represent a meaningful portion of target compensation.

•	Stock options tie to absolute rather than relative value, which is appropriate because our focus is on the benefit to our stockholders.

One-Time, Strategic Performance Equity Awards. The Board and Compensation Committee granted one-time long-term performance awards (“One-Time Performance Awards”) to incentivize the executive management team to achieve multi-year key goals for the business and to promote the long-term retention of the business leaders that we need to attain our goals. These One-Time Performance Awards vest, to the extent earned, contingent on both (i) achievement of strategic AOP targets in 2023, 2024 and 2025 and (ii) continued employment through January 1, 2027, with limited exceptions related to death, disability, or, in connection with a change in control, termination of employment or of the award.

For any portion to be earned for a year, a target AOP performance goal (“Target AOP”) must be achieved for the applicable year as follows:

Fiscal Year	Target AOP

2023	$1,000,000,000

2024	$1,400,000,000

2025	$1,750,000,000

If Target AOP is not achieved in a particular performance year, no amounts will be earned for that year. If Target AOP is exceeded in any given year, each grantee will earn an additional 20% of their respective target award level for each $50 million increment that AOP performance exceeds the Target AOP (with no interpolation between results). Following the end of all three performance years, the Compensation Committee and Board will aggregate the dollar amounts earned for each grantee over the three-year period, and such total dollar amount will be converted into a number of RSUs amount determined by dividing each grantee’s aggregate earned dollar amount by the closing stock price of our common stock on the first business day after the release of earnings for fiscal year 2025. The resulting RSUs will be eligible for cliff vesting on January 1, 2027.

The following table shows the annual and aggregate target values of the One-Time Performance Awards granted to our NEOs:

	Annual Target Value	Aggregate Target Value

Giordano Albertazzi	$2,250,000	$6,750,000

David Fallon	$1,290,000	$3,870,000

Stephen Liang	$1,000,000	$3,000,000

Philip O’Doherty	$800,000	$2,400,000

The One-Time Performance Awards are beneficial to the Company for the following reasons:

•	The One-Time Performance Awards are settled in shares of our stock to align the management team’s interests in stock price appreciation with the interests of our stockholders.

•	Determination of whether a One-Time Performance Award target is met is done on a purely formulaic basis related to our financial results.

•	No amount is earned for any year unless Target AOP is met.

•	We benefit from the retention value provided through cliff-vesting by requiring more than four years of performance before any amount would vest.

•	Earned award values are determined annually over a three-year performance cycle to align with long-term financial objectives.

The financial measure and target levels were selected for the following reasons:

•	AOP is an important metric because it reflects our operational performance and our stockholders view it as a key metric for value creation.

•	The performance levels were intentionally set to be challenging. For example, the goal for 2023 performance is more than twice our actual 2022 results.

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Promotion Equity Grants for Mr. Albertazzi. We granted additional stock options to Mr. Albertazzi in connection with his promotion to President, Americas in March 2022 and subsequently upon his promotion in October 2022 to Chief Operating Officer (in addition to retaining his President, Americas role) and incoming CEO. The amount of each grant is set forth in the table entitled “Grants of Plan-Based Awards in Fiscal 2022” below. The Compensation Committee believed these additional grants were appropriate based on his increased responsibilities. In particular, for the grant made in October 2022, the Committee believed it was important to ensure that the incoming CEO’s equity interests are in alignment with our stockholders by increasing his equity stake, subject to both continued employment and increasing the stock price for the benefit of our stockholders. As a result, the amount granted in October 2022 was significantly higher than his prior grants, which the Committee believed it was an appropriate incentive amount for an incoming CEO. The stock options vest annually over four years.

4	Retirement Benefits

Our tax-qualified employee savings and retirement plan (“401(k) Plan”) covers certain full- and part-time employees in the United States, including our U.S.-based NEOs. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement. We provide a match of 50% of the first 6% of the named executive officers’ eligible base salary. Our eligible NEOs each participated in the 401(k) Plan on the same terms as our other employees in 2022.

Our executive officers outside the U.S. are eligible for applicable local plans. For example, Mr. Albertazzi participated in Vertiv Italy’s retirement programs, including a defined contribution plan whereby the Company provided matching contributions of 4% of salary up to a threshold. Mr. Liang participated in Vertiv Hong Kong’s defined contribution Occupational Retirement Scheme Ordinance (“ORSO”), which is a retirement program available to Hong Kong employees generally, including Mr. Liang. Under the ORSO, a participant contributes 5% of his or her base salary and we contribute an amount equal to 10% of the participant’s base salary to the ORSO. In accordance with regulations and local practice, individuals with service of more than 10 years, such as Mr. Liang, may withdraw all contribution amounts attributable to both employee and employer contributions upon a termination of employment for any reason.

5	Termination and Change-in-Control Benefits

General. The protection of competitive and confidential information and the retention of top talent are of the utmost importance to Vertiv. For this reason, our named executive officers are subject to confidentiality, non-compete and non-solicitation covenants. Each named executive officer generally was subject to our Executive Employment Policy (or for some of our non-U.S. executive officers, an employment agreement with similar benefits) and our “double-trigger” Executive Change of Control Plan, in each case that provide for severance benefits following a qualifying termination of employment, which is intended to alleviate concerns about job security that could affect performance and keep the named executive officers focused on their day-to-day responsibilities,. A detailed description of these severance and change of control benefits, along with estimates of the value of the benefits potentially payable under these arrangements, are set out below under the caption “Potential Payments upon Termination or Change-in-Control.”

Agreement with Mr. Johnson. Although Mr. Johnson departed from the Company at year-end, he did not receive payments under the Executive Employment Policy. As part of the Company’s efforts to ensure a successful leadership transition, the Company entered into an agreement with Mr. Johnson described below under the caption “Potential Payments upon Termination or Change-in-Control” which primarily provides for his ability to retain his stock options. The primary goals in entering into this agreement were:

•	to ensure Mr. Johnson remained as CEO through year-end as part of an orderly and comprehensive transition that would benefit the Company;

•

to negotiate and provide consideration for comprehensive restrictive covenants of two years (for non-compete, non-solicit and other covenants protective of the Company’s business and confidential information) rather than the pre-existing one-year covenants;

•

to require Mr. Johnson’s cooperation and accessibility if needed for future consulting (for an annual payment rate limited to $20,000 for five years) given his deep historical knowledge of the Company, including transition services, advisory and management coaching services, assistance and cooperation with litigation matters, customer relations, technical advisor services and consultation upon matters within the unique knowledge of Mr. Johnson; and

•	to obtain these significant benefits for the Company without resulting in significant cash cost to the Company.

As a result, in approving Mr. Johnson’s ability to retain and continue vesting in a portion of his stock options previously granted, such that the options will become vested on the originally scheduled vesting date only if he continues to comply with his agreements with the Company, the Committee and Board considered the fact that, at the time the agreement was entered into in October 2022, all of these stock options were “underwater.” As a result, he would only receive any value for his options

- 2023 Proxy Statement | 33

if the Company’s stock price increased over the long-term vesting schedule of the options, meaning he receives value only if stockholders see an increase in stock price. All of Mr. Johnson’s unvested restricted stock units were forfeited upon his departure date.

6	Other Benefits

All of the named executive officers in the United States were eligible for coverage under our health insurance programs, including medical, dental and vision, a health savings account and flexible spending accounts. Additionally, the named executive officers were eligible for life insurance, short- and long-term disability benefits and paid time off. Officers in other jurisdictions are generally eligible for available benefit programs in the applicable jurisdiction.

During 2022, we permitted our former CEO and other officers to use chartered aircraft for business purposes and, in limited circumstances, for personal use. The Compensation Committee believed that permitting our former CEO to use the private aircraft for personal use provided Vertiv the benefit of increased efficiency, security and health protections. In 2021, we entered into a time-sharing agreement with Mr. Johnson pursuant to which he reimbursed us for variable costs associated with personal use of our chartered aircraft above an amount approved by the Compensation Committee. During 2022, as part of our policy to provide relocation benefits, we also allowed our CFO to use the chartered aircraft for an increased amount of commuting between his home and our corporate headquarters as we moved back to regular on-site work, in advance of his relocation to our corporate headquarters area. There were no tax gross-ups provided on this personal aircraft usage.

We may provide additional benefits in particular circumstances. For example, because they were required to relocate to the U.S. for new positions, we have agreed to provide Messrs. Albertazzi and Liang reimbursement for fees paid in connection with the filing of U.S. and foreign jurisdiction tax returns, tax equalization in limited time periods, and other items described in the footnotes to the Summary Compensation Table. We also provide relocation benefits.

Peer Group Companies

The Compensation Committee believes that we should provide market-competitive pay, with higher amounts based on tenure, job responsibilities and performance, and that long-term incentive compensation should be a significant component of executive compensation. The Compensation Committee expects to review annual benchmarking using a peer group representing a set of companies in the industries in which we compete.

The Compensation Committee worked with management to represent similar companies in terms of size, industry, revenue and market cap, with a focus on a method for considering other companies that are subject to the same impacts in our market and industry. The peer group used when evaluating 2022 compensation consisted of the companies below (“Compensation Peer Group”), which we have broken into two subgroups solely for the purpose of explaining how we developed the peer group. In addition, we consider other companies that are competitors for talent, whose compensation practices we may review from time to time in order to better understand the competitiveness of Vertiv’s compensation programs with the goal of preserving talent.

Industry Affiliation (comparable companies in the Technical Products and Services space with a revenue range of 0.5 to 2.0 times that of Vertiv)		Similar Scope and Size (manufacturing and services companies from general industry with revenues ranging from 0.5 to 2.0 times that of Vertiv)

Ametek Celestica Ciena CommScope First Solar Hubbell	Itron Juniper Networks NCR Legrand ON Semiconductor Regal Rexnord Sensata Technologies	Carlisle Companies Crane Co. Donaldson Co. Dover Corp. Fortive Gates Industrial	Pentair Rockwell Automation The Timken Company

Compensation Risk Assessment

As part of our risk management activities, management reviews with the Compensation Committee its compensation policies and practices applicable to employees that could affect our assessment of risk and risk management. The Compensation Committee and management believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Vertiv.

34 |	- 2023 Proxy Statement

Tax and Accounting Considerations

The tax and accounting impacts of our executive compensation program are among many factors that may be considered in determining the size and structure of our executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), denies a publicly traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer and the next three highly compensated executive officers. We have not adopted a policy that requires that all compensation be deductible.

Stock Ownership Guidelines for Our Officers and Directors

Our directors, named executive officers and other designated individuals are expected to own our stock based on the following multiple-of-salary ownership threshold guidelines.

Position	Multiple for Stock Ownership Guidelines

Directors	5 times Cash Retainer

Chief Executive Officer	5 times Salary

NEOs	3 times Salary

Other Section 16 Officers (reporting to the CEO)	2 times Salary

Other Section 16 Officers (not reporting to the CEO)	1 times Salary

Directors and officers are expected to comply with the multiple-of-retainer/salary stock ownership guidelines by the later of five years from appointment to the relevant role or February 7, 2025. Additionally, if an executive officer is promoted to a higher level, that person will have three years to achieve the higher stock ownership guideline. Once the individual has acquired a number of our shares that satisfies the ownership multiple, such number of shares shall represent that person’s minimum ownership requirement (even if that person’s salary increases or the fair market value of such number of shares subsequently falls below the required ownership multiple) until (in the case of an executive officer) such person is promoted to a higher level.

For purposes of satisfying the requirements of the stock ownership guidelines, ownership includes stock owned privately, shares (or equivalent shares) awarded to, or purchased by, an officer or director pursuant to a qualified or non-qualified benefit or savings plan, or shares acquired on exercise of stock options or settlement of vested RSUs. No options or unearned performance awards are included. Insider Trading Policy is designed to encourage compliance with applicable regulatory requirements, such as by requiring that insiders may only sell or purchase our stock during open window periods (other than under Rule 10b5-1 plans permitted by applicable law).

Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2022, are either currently, or have been at any time, an officer or employee of Vertiv. None of our executive officers currently serves, or served during 2022, as a member of the Board or Compensation Committee of any entity while one or more of its executive officers was serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in this proxy statement.

The Compensation Committee

Roger Fradin, Chair

Joseph J. DeAngelo

Joseph van Dokkum

Steven S. Reinemund

- 2023 Proxy Statement | 35

COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation of our named executive officers for 2022 and, where applicable, for prior years.

Name and principal position(1)		Salary ($)	Bonus ($)(2)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
Robert Johnson Former Chief Executive Officer	2022	950,000	—	—	5,962,609	890,625	230,287	8,033,521
	2021	950,000	—	—	3,999,997	—	230,840	5,180,837
	2020	893,365	4,104,000	12,608,000	1,399,999	475,000	146,825	19,627,189
David Fallon Chief Financial Officer	2022	591,154	—	3,870,000	1,273,950	483,750	121,581	6,340,435
	2021	575,000	—	—	1,541,998	—	20,595	2,137,593
	2020	540,721	1,047,750	2,758,000	859,998	488,750	8,550	5,703,769
Giordano Albertazzi(6) Chief Executive Officer and President, Americas	2022	597,086	—	6,750,000	3,901,300	410,254	174,368	11,833,008

Stephen Liang Chief Technology Officer and EVP, Infrastructure and Solutions	2022	606,414	—	3,000,000	737,550	453,600	238,769	5,036,333
	2021	590,400	—	—	899,996	—	98,547	1,588,943
	2020	555,983	876,448	2,206,400	599,998	219,450	231,689	4,689,968
Philip O’Doherty(6) Managing Director, E&I	2022	448,096	—	2,400,000	—	129,024	—	2,977,120

(1)

Name and Principal Position. Mr. Johnson was our CEO through December 31, 2022. Mr. Albertazzi became our CEO on January 1, 2023. At the beginning of 2022, Mr. Albertazzi served as President, EMEA, prior to being appointed President, Americas in March 2022. He also became our Chief Operating Officer in October 2022, and he remains President, Americas.

(2)	2020 Special Compensation Items.

(a)

One-Time Transaction Exit Bonus Reinvested in Company Stock. The amounts reported in the “Bonus” column for 2020 represent one-time payments of a transaction exit bonus pursuant to commitments made by the previous owner of the Vertiv business in connection with the consummation of the Business Combination, of which all or a substantial portion of the after-tax payments were invested in Company stock. In addition, this column for 2020 includes a payment made to Mr. Liang in 2020 reflecting adjustments for 2019 performance under his Mid-Term Incentive Plan, which is no longer in effect.

(b)

2020 One-Time Founder RSU’s. The amounts reported in the “Stock Awards” column for 2020 represent the aggregate grant date fair value of one-time RSU grants committed to by the previous owner of the Vertiv business and required pursuant to the negotiations in connection with the Business Combination and so do not represent typical annual grant award values.

(3)

Equity Grants. The amounts reported in these columns represent the aggregate grant date fair value of stock awards (“RSUs”), One-Time Performance Awards and stock options, and the incremental value from award modifications, as applicable, for equity awards granted (or modified) in the relevant fiscal year. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the year ended December 31, 2022, filed with the SEC. Also see the table entitled “Grants of Plan Awards in Fiscal 2022” below for further information regarding grants made during 2022.

(a)

One-Time Performance Awards. Amounts attributable to the One-Time Performance Awards reported in this column are based on assumptions of what may potentially be earned under these awards. To the extent earned based on actual performance and converted into RSUs, the awards will cliff vest if the recipient remains employed until January 1, 2027. The amounts set forth in this column for the One-Time Performance Awards are valued at target. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” above for each NEO’s individual target value for each year in the three-year performance period, the performance conditions and other terms of these awards.

(b)

Modification of Certain of Mr. Johnson’s Equity Grants. Pursuant to the terms of an agreement entered into by the Company and Mr. Johnson during 2022, (i) unvested RSUs held by Mr. Johnson as of December 31, 2022 were forfeited, (ii) unvested stock options granted to Mr. Johnson in 2021 were forfeited, (iii) vested stock options held by Mr. Johnson as of December 31, 2022 will remain exercisable for three years after the effective date of termination rather than six months per the terms of his award agreements, (iv) unvested stock options granted to Mr. Johnson in 2020 and 2022 will not be forfeited and will continue to vest in accordance with the original vesting schedule if he complies with his agreements with the Company, and (1) those options that vest in 2023 will be exercisable for two years, and (2) those options that vest in 2024, 2025, and 2026 will be exercisable for one year after the applicable vesting date.

36 |	- 2023 Proxy Statement

(4)	Annual Vertiv Incentive Plan. The amounts reported in this column for 2022 reflect payments under the 2022 Vertiv Incentive Plan, as described in the “Compensation Discussion and Analysis” above.
(5)

Other Benefits. The amounts shown in this column for 2022 represent other compensation, including the cost of personal benefits or perquisites that exceed $10,000 in the aggregate. We maintain arrangements with third-party charter companies for use of chartered aircraft, used primarily for business purposes. The value of personal aircraft usage reported in this table is based on Vertiv’s actual invoiced amount from the charter company for the variable costs incurred on each trip. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as depreciation and management fees. To the extent an NEO’s spouse or guests accompany the officer when a flight is already going to a specific destination for a business purpose, there is no aggregate incremental cost to Vertiv of such personal use.

(a)

Robert Johnson. The amount for 2022 includes $217,814 for personal use of the chartered aircraft. Some trips had a business purpose, but may be deemed to have a personal benefit under SEC disclosure rules, and so we have included the costs of such trips in the interests of full transparency. There were no tax gross-ups provided on any of his aircraft usage. The remaining amount for 2022 reflects matching contributions to our 401(k) plan in the amount of $9,150 and other commuting expenses of $3,323.

(b)

David Fallon. The amount for 2022 includes $74,675 for personal use of the chartered aircraft, which had a business purpose (primarily traveling between his home and our headquarters on a regular basis as we moved to in-office work, prior to his expected relocation during 2023). There were no tax gross-ups provided on any of his aircraft usage. The remaining amount for 2022 reflects matching contributions to our 401(k) plan in the amount of $9,150 and other commuting expenses (such as lodging, car rental and commercial airfare) of $37,756.

(c)

Giordano Albertazzi. The amount for 2022 includes $22,766 to enforce Mr. Albertazzi’s non-compete agreement under Italian law, $28,845 in housing allowance, $20,299 in car allowance, $69,013 for travel and related expenses as a result of his accepting a U.S.-based role (primarily related to commercial airfare for flights by him and his family between the U.S. and Italy, as well as items such as lodging and car rental), and a tax service fee in the amount of $25,727 in connection with the filing of his U.S. and Italy tax returns. In connection with agreeing to a new role in the United States, Mr. Albertazzi will be eligible for tax equalization based on 2022 compensation, but no such payments were made in 2022.

(d)

Stephen Liang. The amount for 2022 includes (i) tax service fees in the amount of $30,141 in connection with the filing of his U.S. and Hong Kong tax returns, (ii) the employer portion of the contribution to his ORSO pension account equal to $60,683, and (iii) $4,575 for a car allowance. In addition, includes $143,370 in tax equalization payments for compensation prior to 2022, and the agreement to provide him with tax equalization benefits has ended.

(6)

Currency Exchange. During fiscal 2022, a portion of cash compensation paid to each of Mr. Albertazzi and Mr. O’Doherty was paid in Euros, and for purposes of this table, such compensation was converted to U.S. dollars using a currency exchange rate as of January 1, 2023.

- 2023 Proxy Statement | 37

Grants of Plan-Based Awards in Fiscal 2022

The following table sets forth each award granted to a named executive officer in fiscal 2022 under plans established by the Company.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)	All other Stock and Option Awards: Number of Shares of Stock Underlying Options (#)		Exercise or Base Price of Options Award		Grant Date Fair Value of Stock and Option Awards(5)
Named Executive Officer	Type of Award	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold/ Target ($)

Robert Johnson	VIP	—	—	—	1,187,500	2,375,000	—	—		—		—

	NQSO	3/3/22	3/3/22	—	—	—	—	735,000		$11.50		3,285,450

	NQSO Modification(6)		10/3/22	—	—	—	—		(6)		(6)	2,677,158

David Fallon	VIP	—	—	—	645,000	1,290,000	—	—		—		—

	NQSO	3/3/22	3/3/22	—	—	—	—	285,000		11.50		1,273,950

	One-Time Performance Award	11/18/22	11/18/22	—	—	—	3,870,000	—		—		3,870,000

Giordano Albertazzi	VIP	—	—	—	555,312	1,110,624	—	—		—		—

	NQSO	3/3/22	3/3/22	—	—	—	—	110,000		11.50		491,700

	NQSO	3/16/22	3/13/22	—	—	—	—	140,000		12.32		684,600

	NQSO	10/5/22	10/3/22	—	—	—	—	500,000		11.99		2,725,000

	One-Time Performance Award	11/18/22	11/18/22	—	—	—	6,750,000	—		—		6,750,000

Stephen Liang	VIP	—	—	—	504,000	1,008,000	—	—		—		—

	NQSO	3/3/22	3/3/22	—	—	—	—	165,000		11.50		737,550

	One-Time Performance Award	11/18/22	11/18/22	—	—	—	3,000,000	—		—		3,000,000

Philip O’Doherty	VIP	—	—	—	358,400	716,800	—	—		—		—

	One-Time Performance Award	11/18/22	11/18/22	—	—	—	2,400,000	—		—		2,400,000
(1)

The annual grants of stock options were approved at a meeting of the Compensation Committee on March 3, 2022 (when the closing price of our common stock was $11.50), effective on the same day. The position grants to Mr. Albertazzi upon his appointment to President, Americas were approved by the Compensation Committee on March 13, 2022 (when the closing price of our common stock on the immediate prior business day was $11.84), to be effective on March 16, 2022 (when the closing price of our common stock was $12.32). The position grants to Mr. Albertazzi upon his appointment to Chief Operating Officer and incoming CEO were approved by the Compensation Committee on October 3, 2022 (when the closing price of our common stock on the immediately prior business day was $9.72), to be effective on October 5, 2022 (when the closing price of our common stock was $11.99).

(2)

Under the Vertiv Incentive Plan for fiscal 2022, each NEO had a target bonus opportunity as specified in this table. The maximum payout was 200% of target, and there was no threshold. For a discussion of the determination of amounts earned for 2022 under the Vertiv Incentive Plan, which are reflected in the Summary Compensation Table above, see the “Compensation Discussion and Analysis” above.

(3)

The stock options, RSUs, and One-Time Performance Awards reported in this table were granted under our 2020 Stock Incentive Plan. During 2022, dividend equivalents on the RSUs were accrued in the form of additional RSUs pursuant to the terms of the award agreements, vesting over the same schedule as the underlying RSUs and as reflected in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table below.

(4)

The terms of the One-Time Performance Awards are described in the “Compensation Discussion and Analysis” above. Payouts require achieving target AOP results and, to the extent earned, vest on January 1, 2027.

(5)

The amounts reported in these columns represent the aggregate grant date fair value, and the incremental value from modifications, as applicable, of equity awards granted (or modified) in the relevant fiscal year. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the year ended December 31, 2022, filed with the SEC.

(6)

As further described under “Potential Payments Upon Termination or Change in Control” below, certain stock options granted to Mr. Johnson in 2020 and 2022 will continue to vest in accordance with the original vesting schedule if he complies with his agreements with the Company, and he will have the exercise period described thereunder to exercise his vested options. Also see footnote 3 to the Summary Compensation Table above. As of the date of the modification in October 2022, the exercise price of all of the stock options was greater than the fair market value of Vertiv stock.

38 |	- 2023 Proxy Statement

Understanding Our Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2022 Table

Employment Arrangements. Our Executive Employment Policy and our Executive Change of Control Plan generally cover our named executive officers, except as provided in certain non-U.S. employment agreements. Mr. Albertazzi has entered into a new agreement memorializing his appointment as CEO and addressing his compensation, benefits, and work location and confirming his participation in the Executive Employment Policy and the Executive Change of Control Plan. Mr. Liang entered into a letter agreement, dated April 20, 2022, subsequently amended on August 5, 2022, and relating to his salary, position, work location in the United States and other locations as needed, and confirming his participation in the Executive Employment Policy and the Executive Change of Control Plan. Mr. O’Doherty entered into an Employment Agreement, dated as of November 1, 2021, in connection with the closing of the E&I acquisition, addressing his initial compensation and termination provisions. Vertiv’s named executive officers are subject to confidentiality, non-compete and non-solicitation covenants thereunder. See “Potential Payments Upon Termination or Change in Control” below for a description of the post-termination provisions in these arrangements.

Annual Cash Incentive Plan. During 2022, Vertiv maintained the Vertiv Incentive Plan, pursuant to which cash incentive awards may be made to the named executive officers and other eligible employees based on 2022 performance. Executive officers must be employed by the Company at the time of payout under the Vertiv Incentive Plan to be eligible for award. For a summary of the Vertiv Incentive Plan and the determination of payouts for 2022 performance, see the “Compensation Discussion and Analysis” above.

Standard Equity Awards. Our stock options and RSUs were granted under, and are governed by and subject to, the terms and conditions of the 2020 Stock Incentive Plan and the relevant award agreements. A description of treatment of equity awards on termination of employment is included under “Potential Payments Upon Termination or Change in Control” below.

One-Time Performance Awards. Vertiv granted one-time long-term performance equity awards to incentivize the executive management team to achieve multi-year key goals for the business and to promote the long-term retention of the business leaders that we need to attain such goals. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” above for a description of these awards.

Retirement Plans and Other Benefits. Vertiv maintains retirement benefit plans, including a 401(k) plan for U.S. employees, and provides the named executive officers with benefits and perquisites. For a summary of those plans and benefits, see the “Compensation Discussion and Analysis” above.

- 2023 Proxy Statement | 39

Outstanding Equity Awards at 2022 Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Options Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#))(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Yet Vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Robert Johnson	3/3/2022	—		735,000	11.50	(2)	—	—	—	—

	2/26/2021	149,700	(2)	449,102	20.93	(2)	—	—	—	—

	8/12/2020	—		—	—	—	(7)	(7)	—	—

	2/7/2020	169,082		169,082	12.05	(2)	—	—	—	—

David Fallon	11/18/2022	—		—	—	—	—	—	(6)	3,870,000

	3/3/2022	—		285,000	11.50	3/3/2032	—	—	—	—

	2/26/2021	57,709		173,129	20.93	2/26/2031	—	—	—	—

	8/12/2020	—		—	—	—	87,643.65	1,197,212	—	—

	2/7/2020	103,864		103,865	12.05	2/7/2030	—	—	—	—

Giordano Albertazzi	11/18/2022	—		—	—	—	—	—	(6)	6,750,000

	10/5/2022	—		500,000	11.99	10/5/2032	—	—	—	—

	3/16/2022	—		140,000	12.32	3/3/2032	—	—	—	—

	3/3/2022	—		110,000	11.50	3/3/2032	—	—	—	—

	2/26/2021	22,455		67,365	20.93	2/26/2031	—	—	—	—

	8/12/2020	—		—	—	—	70,114.92	957,770	—	—

	2/7/2020	72,464		72,464	12.05	2/7/2030	—	—	—	—

Stephen Liang	11/18/2022	—		—	—	—	—	—	(6)	3,000,000

	3/3/2022	—		165,000	11.50	3/3/2032	—	—	—	—

	2/26/2021	33,682		101,048	20.93	2/26/2031	—	—	—	—

	8/12/2020	—		—	—	—	70,114.92	957,770	—	—

	2/7/2020	72,464		72,464	12.05	2/7/2030	—	—	—	—

Philip O’Doherty	11/18/2022	—		—	—	—	—	—	(6)	2,400,000
(1)

The stock options become vested and exercisable 25% annually on each of the first four anniversaries of the grant date (or, in the case of Mr. Albertazzi’s options granted on March 16, 2022, the first four anniversaries of March 3, 2022).

(2)

The stock options expire 10 years after the grant date (subject to earlier expiration following termination of employment), except that for Mr. Johnson, (i) effective January 1, 2023, stock options granted in 2021 shall be forfeited, (ii) stock options that vest in 2023, shall be exercisable for two years from the vesting date, and (iii) stock options that vest in 2024, 2025, and 2026, shall be exercisable for one year after each vesting date, in each case subject to his continued to his continued compliance with his agreements with the Company.

(3)	The RSUs granted on August 12, 2020 vest 25% annually on each of the first four anniversaries of April 8, 2020.
(4)

The amounts listed include dividend equivalents accrued under the terms of the award agreements in the form of additional RSUs, which vest over the same schedule as the underlying RSUs. Pursuant to the terms of the 2020 Stock Incentive Plan, fractional shares are required to be settled in cash upon vesting.

(5)

Computed in accordance with SEC rules as the number of unvested units multiplied by the closing price of our Class A common stock on December 31, 2022, which was $13.66. The actual value realized by the executive officer will depend on whether the award vests and the future stock price performance.

(6)

The amount of shares of Vertiv common stock underlying One-Time Performance Awards will be calculated based on dollar amounts that are earned if AOP performance targets are met over a three-year performance period, and any such earned amount will be converted into RSUs, the amount determined by dividing each grantee’s aggregate earned dollar amount by the closing stock price of our common stock on the first business day after the release of earnings for fiscal year 2025. Any resulting RSUs vest on January 1, 2027, subject to continued employment, with certain limited exceptions related to death, disability, and change in control termination.

(7)	Mr. Johnson’s 400,656.98 unvested RSUs with a market value of $5,472,974 were forfeited on December 31, 2022, his last day of employment, and so are not reflected as outstanding in this table.

40 |	- 2023 Proxy Statement

Option Exercises and Stock Vested During Fiscal 2022

The following table sets forth information regarding the number of RSUs that vested during fiscal 2022. There were no options exercised by the NEOs during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Robert Johnson	—	—	200,184	2,710,478

David Fallon	—	—	43,790	592,917

Giordano Albertazzi	—	—	35,032	474,333

Stephen Liang	—	—	35,032	474,333

Philip O’Doherty	—	—	—	—
(1)

Represents the number of shares of our Class A common stock underlying RSUs that became vested during 2022, prior to any tax withholding. Does not include fractional shares mandatorily settled in cash.

(2)

Value realized on vesting reflects the closing price of our Class A common stock on the applicable vesting date (which was $13.54 on the April 8, 2022 vesting date for all of the RSUs listed in the table above) multiplied by the number of shares underlying RSUs that became vested.

Potential Payments Upon Termination or Change in Control

Executive Employment Policy, Award Agreements and Other Agreements

Severance Benefits. Under the Executive Employment Policy, if a named executive officer’s employment is terminated without cause or by the executive for good reason (each as defined in the Executive Employment Policy), then in addition to accrued obligations through the termination date, provided that the named executive officer executes and does not revoke a release, each named executive officer shall be eligible for the following severance benefits:

(i)

a cash payment equal to one times the sum of the executive’s annual rate of base salary immediately prior to the termination of employment and target annual bonus, to be paid in installments over 12 months in accordance with our normal payroll policies;

(ii)	any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination occurs; and

(iii)	reimbursement of COBRA continuation coverage costs for 12 months.

Mr. O’Doherty’s employment agreement under the laws of Ireland provides for similar termination benefits, reduced by any applicable notice period or garden leave.

Each named executive officer is subject to standard restrictive covenants, including non-competition and non-solicitation covenants for 12 months.

If an executive’s employment is terminated by reason of the executive’s death or disability, then in addition to accrued obligations through the termination date, Vertiv shall pay to the executive or the executive’s beneficiary or estate, as the case may be, (i) any earned and unpaid amounts owed under the Vertiv Incentive Plan for the fiscal year preceding the fiscal year in which the termination date occurs and (ii) a pro-rata portion of the executive’s compensation under the Vertiv Incentive Plan for the fiscal year in which the termination date occurs, subject to the achievement of applicable performance measures and paid at the same time as amounts are paid to other executives generally.

Equity Award Provisions. The RSU agreements provide that, upon a termination without cause by Vertiv, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, the RSU and option agreements provide that the awards will vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement from active employment on or after age 65 with 10 years of service.

The One-Time Performance Award agreements provide that the awards will be forfeited upon a termination of the executive’s employment prior to the January 1, 2027 vesting date, with limited exceptions. If the executive’s employment is terminated due to death or disability, the earned portion for any completed years of the performance period will become vested, with remaining unearned portions forfeited. Treatment on a change in control is described below.

Agreement with Mr. Johnson. The Company entered into an agreement with Mr. Johnson in connection with the announcement on October 3, 2022 that his employment with the Company would end at year-end. Mr. Johnson agreed to remain as CEO through year-end and thereafter to remain as a consultant to the Company for five years, for an annual fee of

- 2023 Proxy Statement | 41

$20,000 starting in 2023. The agreement included an extended two-year non-compete and other restrictive covenants and a release by Mr. Johnson. He remained eligible for his 2022 performance bonus as a result of being employed for the entire performance period, in an amount depending on actual performance for 2022. He received a lump sum payment of $24,000 during 2023 intended to cover the cost of continuation of health care benefits for 12 months. If Mr. Johnson complies with his restrictive covenants and other agreements with the Company, the stock options issued to Mr. Johnson in 2020 and 2022 will continue to vest in accordance with their original vesting schedule and will be exercisable for two years following the vesting date (for those options that vest in calendar year 2023) and for one year following each vesting date (for those options that vest in calendar years 2024 through 2026). As of October 3, 2022, all of these stock options had exercise prices above the fair market value of Vertiv stock, and the actual value of his retained unvested options will depend on the stock price on and following the future vesting dates. All other unvested equity awards, including the unvested options granted in 2021 and any unvested restricted stock units, were forfeited. See the “Compensation Discussion and Analysis” above for a description of the reasons for entering into this agreement.

Change of Control

The Executive Change of Control Plan (“CIC Plan”) provides “double-trigger” severance benefits to senior employees, including the named executive officers, upon specified terminations of employment from Vertiv in connection with a change of control of Vertiv (as defined in the CIC Plan). In the event of a change of control, the executive must also either (i) be involuntarily terminated other than for cause (as defined in the CIC Plan) or (ii) initiate the termination of his or her own employment for good reason (as defined in the CIC Plan). Additionally, either qualifying termination event must occur during the period that starts 90 days immediately prior to the change of control and ends 24 months following such change of control (“Change of Control Period”).

If such termination occurs during the Change of Control Period, the executive would be entitled to:

(i)	lump-sum cash payments equal to a multiplier of two (or, in the case of the CEO at the time of a change in control, three) times the sum of (x) then current base salary and (y) annual target bonus;

(ii)	a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, pro-rated based on the number of days worked by the executive during such fiscal year;

(iii)	a lump-sum cash payment equal to the executive’s actual bonus accrued in the fiscal year prior to the year of termination, but not yet paid;

(iv)	full vesting on an accelerated basis of any of the executive’s unvested long-term incentive awards; and

(v)	COBRA continuation coverage for 18 months.

With respect to the One-Time Performance Awards, in the event of the foregoing qualifying termination, or if the awards are not assumed or replaced by the acquiror, (i) the earned portion of any One-Time Performance Award for completed years and (ii) the target amount of any One-Time Performance Award for incomplete years, will immediately vest.

The CIC Plan does not provide executives with an excise tax gross-up. Instead, to the extent that the payment and benefits to be provided under the CIC Plan or other Company plan or agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary so that no portion will be subject to the excise tax if, with such reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that would be received by the executive if no such reduction was made. The CIC Plan contains certain confidentiality, non-competition and non-solicitation covenants in favor of the Company.

42 |	- 2023 Proxy Statement

Potential Payments Upon Termination of Employment

The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of a (i) termination without cause, (ii) termination for good reason, (iii) termination under the CIC Plan, (iv) termination by reason of the executive’s death or disability, or (v) upon retirement. The amounts shown assume that the applicable triggering event occurred on December 31, 2022 and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Mr. Johnson is not included because his employment ended on December 31, 2022, under the agreement described above.

Name	Reason for termination	Cash Payment ($)		Equity Acceleration ($)(1)	Total ($)

David Fallon	Involuntary Termination Without Cause	1,314,000	(2)	598,606	1,912,606

	Resignation For Good Reason	1,314,000	(2)	—	1,314,000

	Change in Control Termination	3,261,000	(3)	5,850,034	9,111,034

	Death or Disability	483,750	(4)	1,980,034	2,463,784

	Retirement	—		—	—

Giordano Albertazzi	Involuntary Termination Without Cause	2,049,000	(2)	478,885	2,527,885

	Resignation For Good Reason	2,049,000	(2)	—	2,049,000

	Change in Control Termination	5,211,000	(3)	9,084,636	14,295,636

	Death or Disability	410,254	(4)	2,334,636	2,744,890

	Retirement	—		—	—

Stephen Liang	Involuntary Termination Without Cause	1,158,000	(2)	478,885	1,636,885

	Resignation For Good Reason	1,158,000	(2)	—	1,158,000

	Change in Control Termination	2,808,000	(3)	4,430,836	7,238,836

	Death or Disability	768,600	(4)(5)	1,430,836	2,199,436

	Retirement	315,000	(5)	—	315,000

Philip O’Doherty	Involuntary Termination Without Cause	806,496	(2)	—	806,496

	Resignation For Good Reason	806,496	(2)	—	806,496

	Change in Control Termination	1,971,392	(3)	2,400,000	4,371,392

	Death or Disability	577,120	(4)(5)	—	577,120

	Retirement	448,096	(5)	—	448,096
(1)

Our RSU agreements provide that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, our RSU and option agreements provide that the awards vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement at age 65. As of December 31, 2022, none of our named executive officers met the definition of retirement under these agreements, and so no amounts are reported in this table for vesting upon a “Retirement” event. Under the CIC Plan, all RSUs and options fully accelerate upon a qualifying termination during a Change in Control Period. The treatment of the One-Time Performance Awards in the event of a change in control is described above. The value in this column was calculated by multiplying the number of unvested awards as of December 31, 2022 by $13.66, which was the closing price of our Class A common stock on December 31, 2022, the last trading day of the year, less, in the case of stock options, the applicable exercise price. For a Change in Control Termination, the value of the One-Time Performance Awards reflected in the table is the target value pursuant to their terms.

(2)

Pursuant to the Executive Employment Policy (or, in the case of Mr. Doherty, his employment agreement), consists of (i) a cash payment equal to one times the sum of the executive’s annual rate of base salary as in effect on December 31, 2022 and target annual bonus for 2022 and (ii) if applicable, the estimated cost of health coverage for 12 months.

(3)

Pursuant to the CIC Plan, consists of (i) lump-sum cash payments equal to a multiplier of two (or, in the case of the CEO, three) times the sum of (x) base salary in effect on December 31, 2022 plus (y) target annual bonus for 2022; (ii) a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, pro-rated based on the number of days worked by the executive during such fiscal year (so 100% of annual target bonus for a termination on December 31, 2022); and (iii) the estimated cost of health coverage for 18 months. Because Mr. Albertazzi was not yet our CEO on December 31, 2022, the amounts in this table reflect the two times multiple for non-CEO executive officers.

(4)

Pursuant to the Executive Employment Policy, payment would be a pro-rated portion of the executive’s annual bonus for the fiscal year in which the termination date occurs (so 100% for a termination on December 31, 2022). Each NEO’s actual 2022 bonus is reflected in this table.

(5)

Pursuant to Mr. Liang’s April 2022 letter agreement, subject to the terms of the Executive Employment Policy, he is entitled to six months’ notice or pay in lieu of notice unless terminated by the Company for cause, and so this table assumes six months of salary is paid upon certain termination events that would not result in a payment under the Executive Employment Policy or CIC Plan. Pursuant to Mr. Doherty’s November 2021 employment agreement, for a termination during the initial two-year term, 12 months’ notice should be given; thereafter, six months’ notice should be given. The Company may pay Mr. Doherty’s salary during the notice period in lieu of notice. This table assumes 12 months of salary is paid upon certain termination events that would not result in a payment under the involuntary termination provisions of the employment agreement (which are similar to the Executive Employment Agreement).

- 2023 Proxy Statement | 43

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the principal executive officer.

As permitted under SEC rules, the Company determined that it was appropriate to use the same median employee that it used in its disclosure for fiscal year 2021 based on its reasonable belief that the increase in the employee population since such date would not result in a significant change to its pay ratio disclosure. However, because the median employee for 2021 was no longer with the Company, another employee with substantially similar compensation was identified as the median employee for 2022.

The median employee was identified by examining the Company’s compensation records to calculate each employee’s cash compensation opportunities during the applicable year. After identifying the median employee, we calculated an estimate of the total annual compensation for 2022 for such employee, using the same methodology used for our NEOs as set forth in the Summary Compensation Table above. As a global organization, most of our employees are located outside of the United States, and the median employee is located in China.

We used the following additional methodology and material assumptions:

•

In the determining the median employee, we excluded the following number of employees in the following countries, which together constituted less than 5% of all active employees at the time of the determination under the SEC’s de minimis exception: Argentina (23), Azerbaijan (4), Bangladesh (5), Chile (90), Colombia (102), Costa Rica (13), Hungary (14), Malaysia (132), Poland (62), Portugal (15), Russian Federation (12), South Africa (42), Taiwan (108), Thailand (93) and Viet Nam (29). The determination of the median employee was based on a total of 22,300 employees (excluding the CEO), with 3,730 U.S. employees and 18,570 non-U.S. employees.

•	Pay was annualized for employees who worked a partial year.

•	Foreign currencies were converted into U.S. dollars.

Total compensation for 2022 for Rob Johnson was $8,033,521. Our median employee’s estimated total compensation for 2022 was $30,746. Therefore, the ratio of our 2022 principal executive officer’s pay to our median employee’s pay for 2022 is 261:1

44 |	- 2023 Proxy Statement

Pay versus Performance
As required by Item 402(v) of
Regulation S-K, we
are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” (“
CAP
”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Year	Summary Compensation Total for PEO($) (1)	Compensation Actually Paid to PEO($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs($) (3)	Average Compensation Actually Paid to Non-PEO NEOs($) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income($) (6)	Adjusted Operating Profit($) (6)
					Total Shareholder Return($) (5)	Peer Group Total Shareholder Return($) (5)

2022	8,033,521	(6,564,566)	6,546,724	4,820,353	124.1	123.7	76.6M	439.2M

2021	5,180,837	13,610,394	1,798,692	4,039,817	226.6	153.0	119.6M	471M

2020	19,627,189	23,693,454	4,876,038	6,048,310	169.4	121.0	(327.3)M	342.2M

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for our Principal Executive Officer (“
PEO
”) for each corresponding year in the “Total” column of the Summary Compensation Table, which for each of 2022, 2021 and 2020, was Mr. Johnson.

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to our PEO for the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to such executives during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments set forth below were made to the total compensation for each year to determine the compensation actually paid. Adjusted fair values have been determined using, as applicable, updated stock price and assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date.

Fiscal Year	2020($)	2021($)	2022($)

Total from Summary Compensation Table	19,627,189	5,180,837	8,033,521

- Amount reported in the Summary Compensation Table for Stock Awards and Option Awards	(14,007,999)	(3,999,997)	(5,834,824)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	18,074,264	6,381,812	7,113,759

+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (Including Modifications)	—	5,266,261	(102,068)

- Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year	—	—	(12,272,807)

+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	781,482	(3,502,147)

Compensation Actually Paid	23,693,454	13,610,394	(6,564,566)

(3)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s non-PEO
named executive officers (“
Non-PEO
NEOs
”) as a group in the “Total” column of the Summary Compensation Table in each applicable year. For purposes of calculating the average amounts in each applicable year, the names of each of the
Non-PEO
NEOs include are as follows: Giordano Albertazzi (2022), David Fallon (2022, 2021, 2020), Stephen Liang (2022, 2021, 2020), Phil Doherty (2022), Stephanie Gill (2021), Jason Forcier (2021, 2020) and John Hewitt (2020).

(4)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the
Non-PEO
NEOs as a group in the applicable year as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the
Non-PEO
NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K
,
the adjustments set forth below were made to the average total compensation for the
Non-PEO
NEOs as a group for each year to determine the compensation actually paid, using the same methodology described in Note 2 above.

- 2023 Proxy Statement | 45

Fiscal Year	2020($)	2021($)	2022($)

Total from Summary Compensation Table	4,876,038	1,798,692	6,546,724

- Amount reported in the Summary Compensation Table for Stock Awards and Option Awards	(3,146,798)	(1,175,995)	(5,483,200)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (Including Dividend Equivalents)	4,319,070	1,956,699	6,599,736

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (Including Modifications)	—	1,256,485	(2,250,235)

- Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year	—	—	—

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	203,936	(592,672)

Compensation Actually Paid	6,048,310	4,039,817	4,820,353

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Peer group TSR is based on the Russell 1000 Index.

(6)
Dollar amounts reported represent (i) the amount of net income reflected in the Company’s audited financial statements for the applicable year and (ii) the amount of adjusted operating profit (
AOP
), which is a
non-GAAP
measure we use under the Vertiv Incentive Plan and our
one-time
performance awards during 2022. For an explanation and reconciliation of AOP, please see Annex A.

Performance Measures.
Listed below are the financial and
non-financial
performance measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our named executive officers, for 2022, to Company performance.

Measure	How We Used the Measure

Adjusted Operating Profit (AOP)	Metric in VIP and One-Time Performance Awards

Adjusted Free Cash Flow	Metric in VIP

Stock Price	Used to determine exercise price of stock options and ultimate realized value of all equity awards
Relationship Between Pay and Performance.
“Compensation actually paid” (
CAP
), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on stock prices at year-end,
various accounting valuation assumptions and other adjustments, but does not reflect actual amounts realized on those awards. CAP generally fluctuates primarily based on stock price, even for equity awards that will not vest until a future year. As a result, CAP may have a relationship to TSR and/or peer group TSR. Although AOP is a metric in our annual VIP cash bonuses, it may have less of a relationship to CAP because of the impact of stock price on equity award valuations. Net income is not a metric currently used in our compensation program.
For a discussion of how our Compensation Committee assessed Company performance and our named executive officers’ compensation, see “
Compensation Discussion and Analysis
” elsewhere in this proxy statement.

46 |	- 2023 Proxy Statement

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to our shares of Class A common stock issuable under our equity compensation plans.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4)

Equity compensation plans approved by security holders Vertiv Holdings Co 2020 Stock Incentive Plan	13,651,593	13.40	38,126,628

Equity compensation plans not approved by security holders

Total	13,651,593	13.40	38,126,628
(1)

The Vertiv Group Corporation 401(k) Plan, a broad-based plan qualified under Internal Revenue Code Section 401(a) which includes our common stock as one of a number of investment options available to participants, is excluded from the table.

(2)

The numbers in this column reflect shares of our common stock to be issued upon exercise of outstanding stock options and warrants and the vesting of outstanding awards of RSUs and the release of DSUs.

(3)	The calculation of the weighted average exercise price does not include 3,038,783 shares subject to RSUs that do not have an exercise price.
(4)

Commencing with the first business day of each calendar year beginning in 2021 through 2030, the number of shares in the reserve under the 2020 Stock Incentive Plan may be increased by a number equal to the least of (x) 10.5 million shares, (y) 3% of the number of shares outstanding as of the last day of the immediately preceding calendar year or (z) a lesser number of Shares determined by our board of directors or compensation committee. This number is inclusive of 10.5 million shares authorized in 2022 pursuant to the plan.

- 2023 Proxy Statement | 47

Proposal 2:	Advisory Vote to Approve Compensation of Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in this proxy statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed in “Executive Compensation” above. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Board believes that our executive compensation programs align the interests of stockholders and executive officers by emphasizing variable, at-risk compensation through a combination of long-term equity incentives and annual cash incentives. We encourage you to read the disclosure under “Compensation Discussion and Analysis” to learn more about our executive compensation programs and policies. The Board believes that our 2022 executive compensation program shows alignment between the interests of our executives and stockholders.

While the results of the say-on-pay vote are non-binding and advisory in nature, our Board of Directors and Compensation Committee intend to consider the results of this vote in making future compensation decisions.

We expect that our next advisory say-on-pay vote will take place at our annual meeting of stockholders in 2024.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2022, as discussed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the summary compensation table and the related compensation tables and narrative in this proxy statement, is hereby APPROVED, on an advisory basis.”

In considering their vote, stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure included in this proxy statement.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

48 |	- 2023 Proxy Statement

Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and previously served as principal accountants to the Vertiv operating business from 2016 until their dismissal in 2020 in connection with the Business Combination. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee retains the discretion to appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Vertiv and its stockholders. Ernst & Young LLP is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has appointed it as such for fiscal 2023.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2023.

- 2023 Proxy Statement | 49

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and as principal accountants to the Vertiv operating business prior to the Business Combination since 2016.

The Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

Pre-Approval Policy

The policy of our Audit Committee is to review in advance, and pre-approve all audit or non-audit services to be provided by the Company’s independent or other registered public accounting firm and to approve all related fees and other terms of engagement.

All of the audit-related, tax and all other services provided by Ernst & Young LLP to us since its appointment, were approved by our Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. All non-audit services provided subsequent to our initial public offering in 2018 were reviewed with the Audit Committee, which in each case concluded that the provision of such services by the relevant independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees

The following table presents aggregate fees billed to us for services rendered by our principal accountants, Ernst & Young LLP, over the prior two fiscal years.

	For the year ended December 31, 2022	For the year ended December 31, 2021

Audit Fees	$8,190,914	$9,516,794

Audit-Related Fees	$75,540	$296,000

Tax Fees	$3,220,854	$4,290,425

All other Fees	$3,600	$3,600

Total	$11,490,908	$14,106,819

Audit Fees

This category includes the aggregate fees during 2022 and 2021 billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees

This category includes the aggregate fees during 2022 and 2021 billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include fees for accounting consultations, other attestation services and registration statement filings.

50 |	- 2023 Proxy Statement

Tax Fees

This category includes the aggregate fees during 2022 and 2021 billed for professional services relating to tax compliance, tax planning and tax advice.

All Other Fees

All other fees consist of fees billed for all other services.

- 2023 Proxy Statement | 51

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of Vertiv Holdings Co (“Company”) with respect to our audited financial statements for the year ended December 31, 2022. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee hereby reports as follows:

1.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

2.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope of, and plans for, its audit. The Audit Committee has met with the independent registered public accounting firm to discuss the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

4.

The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s investor page on its website at: https://investors.vertiv.com/corporate-governance/documents/default.aspx .

5.

Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Steven S. Reinemund

Robin L. Washington

Edward L. Monser

Jakki L. Haussler

52 |	- 2023 Proxy Statement

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information with respect to the beneficial ownership of our Class A common stock, as of April 17, 2023, by:

•	each of our directors and named executive officers;

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and time-based RSUs that will vest within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

Except as set forth in the footnotes below, the percentages included in the following table are based on 379,711,469 shares of Class A common stock outstanding as of April 17, 2023. Amounts shown are rounded down to the nearest whole share.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082.

Name and Address of Beneficial Owners(1)	Number of Shares	Percentage Ownership (%)

5% Holders (Other than Directors and Executive Officers)

VPE Holdings, LLC(2)	37,955,215	10.00%

Barrow Hanley Global Investors(3)	32,920,706	8.67%

Starboard Value LP(4)	27,839,000	7.33%

The Vanguard Group(5)	27,212,828	7.17%

Directors and Executive Officers

David M. Cote(6)	16,075,338	4.23%

Giordano Albertazzi(7)	315,212	*

Joseph J. DeAngelo(8)	75,625	*

Joseph van Dokkum(9)	82,970	*

Roger Fradin(10)	426,303	*

Jakki L. Haussler(11)	5,636	*

Jacob Kotzubei(12)	57,970	*

Matthew Louie(13)	57,970	*

Edward L. Monser(14)	102,888	*

Steven S. Reinemund(15)	426,303	*

Robin Washington(16)	67,970	*

Rob Johnson(17)	763,599	*

David Fallon(18)	481,736	*

Stephen Liang(19)	325,127	*

Phil O’Doherty(20)	18,486,271	4.87%

All Directors and Executive Officers as a group (22 Individuals)(21)	21,331,382	5.62%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 505 N. Cleveland Avenue, Westerville, Ohio 43082.

- 2023 Proxy Statement | 53

(2)

The information is based on a Schedule 13D/A filed with the SEC on November 8, 2021. Represents 37,955,215 shares of Class A common stock owned directly by VPE Holdings, LLC, a Delaware limited liability company (“VPE”). Excludes options to purchase shares of Class A Common Stock awarded by the Company to Messrs. Kotzubei and Louie, members of the Board designated by VPE pursuant to a Stockholders Agreement who are employees of affiliates of VPE and hold such securities for the benefit of VPE, of which 57,970 options are exercisable within 60 days of April 13, 2022. Vertiv JV Holdings, LLC (“JV”) owns a majority of the outstanding equity interests of VPE. PE Vertiv Holdings, LLC (“PE”) owns a majority of the outstanding interests of JV. PE is owned by six private equity investment funds (“Funds”), none of which individually has the power to direct the voting or disposition of shares beneficially owned. Platinum Equity Investment Holdings III, LLC (“Holdings III”) is the managing member of one of the Funds and the managing member of the general partner of four of the Funds. Through such positions, Holdings III has the indirect power to direct the voting of a majority of the outstanding equity interests of PE Vertiv. Platinum Equity Investment Holdings Manager III, LLC (“Manager III”) is the managing member of Holdings III. Platinum Equity InvestCo, L.P. (“InvestCo”) owns all of the economic interests in Holdings III. Platinum Equity Investment Holdings IC (Cayman), LLC (“Cayman Holdings”) is the general partner of InvestCo. Platinum InvestCo (Cayman), LLC (“Cayman InvestCo”) holds a controlling interest in InvestCo. Platinum Equity Investment Holdings, LLC (“Holdings”) is the sole member of Cayman Holdings. Platinum Equity, LLC (“Platinum”) is sole member of Manager III, and indirectly controls the other funds that own equity interests of PE. Mr. Tom Gores is the beneficial owner of Platinum. Accordingly, as a result of their indirect ownership and control of each of VPE, JV and PE, each of Holdings III, InvestCo, Cayman Holdings, Cayman InvestCo, Holdings, Manager III, Platinum and Mr. Tom Gores may be deemed to beneficially own the shares owned directly by VPE. VPE, JV, PE, Holdings III, Cayman Holdings, Holdings, Manager III and Platinum are each organized under the laws of the State of Delaware. InvestCo and Cayman InvestCo are each organized under the laws of the Cayman Islands. The business address of VPE, JV, PE, Holdings III, InvestCo, Cayman Holdings, Cayman InvestCo, Holdings, Manager III, Platinum and Mr. Gores is 360 North Crescent Drive, South Building, Beverly Hills, CA 90210.

(3)

The information is based on a Schedule 13G filed by Barrow Hanley Global Investors with the SEC on February 15, 2023. Barrow Hanley Global Investors has shared voting power in respect of 8,373,136 shares of Class A common stock and sole dispositive power in respect of 32,920,706 shares of Class A common stock. The business address of Barrow Hanley Global Investors is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761.

(4)

The information is based on Schedule 13D filed with the SEC on October 20, 2022 by Starboard Value LP. Based on such filing, Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”) has sole voting and dispositive power with respect to 14,214,053 of the reported shares, which includes 5,164,268 shares underlying certain forward purchase contracts. Starboard Value and Opportunity S LLC (“Starboard S LLC”) has sole voting and dispositive power with respect to 1,610,429 of the reported shares. Starboard Value and Opportunity C LP (“Starboard C LP”) has sole voting and dispositive power with respect to 1,214,840 of the reported shares. Starboard P Fund LP (“Starboard P LP”) has sole voting and dispositive power with respect to 4,643,679 of the reported shares, consisting of 4,643,679 shares underlying certain forward purchase contracts. Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”) has sole voting and dispositive power with respect to 677,959 of the reported shares. Starboard X Master Fund Ltd (“Starboard X Master”) has sole voting and dispositive power with respect to 3,103,106 of the reported shares. Starboard Value P GP LLC (“Starboard P GP”) is the general partner of Starboard P LP, and may be deemed the beneficial owner of the shares owned by Starboard P LP. Starboard Value R LP (“Starboard R LP”) is the general partner of Starboard C LP and the managing member of Starboard P GP, and may be deemed the beneficial owner of the shares owned by Starboard C LP and Starboard P LP. Starboard Value L LP (“Starboard L GP”) is the general partner of Starboard L Master, and may be deemed to beneficially own the shares owned by Starboard L Master. Starboard Value R GP LLC (“Starboard R GP”) is the general partner of Starboard R LP and Starboard L GP, and may be deemed to beneficially own the shares owned by Starboard C LP, Starboard P LP and Starboard L Master. Starboard Value LP is the investment manager of Starboard V&O Fund, Starboard C LP, Starboard P LP, Starboard L Master, Starboard X Master and of a certain managed account (the “Starboard Value LP Account”) and the manager of Starboard S LLC. As of the close of business on October 19, 2022, 2,374,934 shares were held in the Starboard Value LP Account. Starboard Value GP LLC (“Starboard Value GP”) is the general partner of Starboard Value LP. Starboard Principal Co LP (“Principal Co”) is a member of Starboard Value GP. Starboard Principal Co GP LLC (“Principal GP”) is the general partner of Principal Co. Jeffrey C. Smith and Peter A. Feld, are members of Principal GP and members of the Management Committees of Starboard Value GP and Principal GP. In these capacities, each of Starboard Value LP, Starboard Value GP, Principal Co, Principal GP and Messrs. Smith and Feld may be deemed the beneficial owners of (i) 14,214,053 shares owned by Starboard V&O Fund, (ii) 1,610,429 shares owned by Starboard S LLC, (iii) 1,214,840 shares owned by Starboard C LP, (iv) 4,643,679 shares owned by Starboard P LP, (v) 677,959 shares owned by Starboard L Master, (vi) 3,103,106 shares owned by Starboard X Master, and (vii) 2,374,934 Shares held in the Starboard Value LP Account. The address of the principal office of Starboard Value LP and Messrs. Smith and Feld is 777 Third Avenue, 18th Floor, New York, New York 10017.

(5)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. The Vanguard Group has shared voting power in respect of 117,530 shares of Class A common stock, sole dispositive power in respect of 26,788,187 shares of Class A common stock and shared dispositive power in respect of 424,641 shares of Class A common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Interests shown include: (i) 8,572,500 shares of Class A common stock held by Cote SPAC 1 LLC, (ii) 5,266,667 shares of Class A common stock underlying private placement warrants held by Cote SPAC 1 LLC, (iii) 2,000,000 shares of Class A common stock held by Atlanta Sons LLC, (iv) 62,258 shares of Class A common stock held by Mr. Cote’s spouse and (v) 173,913 shares of Class A common stock underlying options held by Mr. Cote that are exercisable within 60 days of April 17, 2023. Mr. Cote is the manager of Cote SPAC 1 LLC and Atlanta Sons LLC. Mr. Cote disclaims beneficial ownership of the shares held by his spouse.

(7)	Interests shown include: (i) 99,107 shares of Class A common stock, and (ii) 216,105 shares of Class A common stock underlying options that are exercisable within 60 days of April 17, 2023.
(8)

Interests shown include: (i) 71,600 shares of Class A common stock, and (ii) 4,025 shares of Class A common stock underlying options held by Mr. DeAngelo that are exercisable within 60 days of April 17, 2023.

(9)

Interests shown include: (i) 25,000 shares of Class A common stock held by Mr. Joseph van Dokkum and Mrs. Lynn van Dokkum, as tenants in common, and (ii) 57,970 shares of Class A common stock underlying options held by Mr. van Dokkum that are exercisable within 60 days of April 17, 2023.

(10)

Interests shown include: (i) 368,333 shares of Class A common stock, and (ii) 57,970 shares of Class A common stock underlying options held by Mr. Fradin that are exercisable within 60 days of April 17, 2023.

54 |	- 2023 Proxy Statement

(11)	Interests include 5,636 shares of Class A common stock underlying options held by Ms. Haussler that are exercisable within 60 days of April 17, 2023.
(12)	Interests shown include 57,970 shares of Class A common stock underlying options held by Mr. Kotzubei that are exercisable within 60 days of April 17, 2023.
(13)	Interests shown include 57,970 shares of Class A common stock underlying options held by Mr. Louie that are exercisable within 60 days of April 17, 2023.
(14)

Interests shown include: (i) 44,918 shares of Class A common stock, and (ii) 57,970 shares of Class A common stock underlying options held by Mr. Monser that are exercisable within 60 days of April 17, 2023.

(15)

Interests shown include: (i) 35,000 shares of Class A common stock, (ii) 333,333 shares of Class A common stock held by the 2017 Steven S. Reinemund GRAT, of which Mr. Reinemund is trustee, and (iii) 57,970 shares of Class A common stock underlying options held by Mr. Reinemund that are exercisable within 60 days of April 17, 2023.

(16)

Interests shown include: (i) 10,000 shares of Class A common stock that are held by the Carl and Robin Washington Revocable Trust, of which Carl D. Washington and Robin L. Washington are trustees, and (ii) 57,970 shares of Class A common stock underlying options held by Ms. Washington that are exercisable within 60 days of April 17, 2023.

(17)	Interests shown include: (i) 234,271 shares of Class A common stock, and (ii) 529,328 shares of Class A common stock underlying options that are exercisable within 60 days of April 17, 2023.
(18)

Interests shown include: (i) 137,218 shares of Class A common stock, (ii) 342,464 shares of Class A common stock underlying options held by Mr. Fallon that are exercisable within 60 days of April 17, 2023, and (iii) 2,054 shares of Class A common stock held by our 401(k) plan.

(19)

Interests shown include: (i) 107,818 shares of Class A common stock, and (ii) 217,309 shares of Class A common stock underlying options held by Mr. Liang that are exercisable within 60 days of April 17, 2023.

(20)	Interests shown include 18,486,271 shares of Class A common stock held by Powerbar Limited.
(21)	Includes 2,039,832 shares which the group has the right to acquire through vested stock options within 60 days of April 17, 2023.

- 2023 Proxy Statement | 55

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

We have adopted a written policy on transactions with “related persons,” defined in the policy as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of the Company’s voting securities, and their immediate family members.

For purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

The Board of Directors, acting through those members of its Audit Committee who are not interested in the transaction in question, will review related person transactions to determine whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. If, after any such review, a related person transaction is determined to be in, or not inconsistent with, the best interests of the Company, then the related person transaction may be approved or ratified according to the procedures in the policy. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not practicable or desirable, then the chair of the Audit Committee may approve or ratify a related person transaction.

In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

Business Combination

On February 7, 2020 (“Closing Date”), Vertiv consummated its business combination (“Business Combination”) with GS Acquisition Holdings Corp (“GSAH”), pursuant to an arrangement and plan of merger (“Merger Agreement”) by and among the Company, GSAH, Vertiv Holdings, LLC, a Delaware limited liability company (“Vertiv Holdings”), VPE Holdings, LLC, a Delaware limited liability company (“Vertiv Stockholder”), and Crew Merger Sub I LLC and Crew Merger Sub II LLC, each a Delaware limited liability company and a direct, wholly owned subsidiary of GSAH. In connection with the Business Combination, GSAH changed its name to “Vertiv Holdings Co” and changed the trading symbols for its units, each unit representing one share of Class A common stock and one-third of one redeemable warrant to acquire one share of Class A common stock, that were issued in the initial public offering of GSAH. As a result of the Business Combination, we became the owner, directly or indirectly, of all of the assets of the pre-Business Combination Vertiv Holdings, LLC and its subsidiaries, and the Vertiv Stockholder acquired a portion of our Class A common stock. On January 19, 2021, the Company redeemed the outstanding public warrants in full and the units and the Company’s public warrants were subsequently delisted from NYSE.

Tax Receivable Agreement

In connection with the Business Combination, on the Closing Date, the Company entered into a tax receivable agreement with the Vertiv Stockholder (“Tax Receivable Agreement”), which generally provided for the payment by us to the Vertiv Stockholder, over a 12-year period after the closing of the Business Combination, of 65% of the cash tax savings in U.S. federal, state, local and certain foreign taxes, that we actually realize (or are deemed to realize) in periods after the closing of the Business Combination as a result of (i) increases in the tax basis of certain intangible assets of Vertiv resulting from certain pre-Business Combination acquisitions, (ii) certain U.S. federal income tax credits for increasing research activities (so-called “R&D credits”) and (iii) tax deductions in respect of certain Business Combination expenses. In the 12th year of the Tax Receivable Agreement, the Company was required to make an additional payment to the Vertiv Stockholder based on 65% of the remaining tax benefits that had not been realized under the Tax Receivable Agreement.

On December 31, 2021, the Company and the Vertiv Stockholder entered into that certain TRA Repurchase Agreement (“TRA Repurchase Agreement”), pursuant to which the parties agreed to amend and supplement the Tax Receivable Agreement to replace the Company’s remaining payment obligations under the Tax Receivable Agreement with an obligation to pay $100 million in cash in two equal installments (“TRA Repurchase”). After December 31, 2021, no payments under the Tax Receivable Agreement will be made or owed by the Company to the Vertiv Stockholder, except for the installment payments (and any accrued interest thereon). The first installment payment was due on or before June 15, 2022, and the second installment payment was due on or before September 15, 2022. On June 15, 2022, Vertiv and the Vertiv Stockholder agreed to further amend the payment schedule under the TRA Repurchase Agreement into three installment payments wherein the first installment payment of $12.5 million became due and was paid on June 15, 2022, the second installment of $12.5 million became due and was paid on September 15, 2022, and the third installment of $75 million became due and was paid on November 30, 2022. Upon receipt of the third installment payment, the TRA Repurchase Agreement and the Company’s obligations to pay amounts thereunder to the Vertiv Stockholder were terminated.

56 |	- 2023 Proxy Statement

Other Related Party Transactions

Indemnification Agreements

Our standard form of indemnification agreement for each of our executive officers and directors provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Transactions with Affiliates of Platinum Advisors

The Company also purchased and sold goods in the ordinary course of business with affiliates of Platinum Equity Advisors, LLC (“Platinum Advisors”). For the year ended December 31, 2022, purchases from and sales to affiliates of Platinum Advisors were approximately $137 million and $146 million, respectively.

Employment of Family Members of Executive Officers

Certain family members of the Company’s executive officers were employed by Vertiv during the year ended December 31, 2022, as set forth below, and, in furtherance to our commitment to corporate governance, each of these familial matters is reviewed and discussed with the Audit Committee and the Compensation Committee. As referenced above, for purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which Vertiv is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

Patrick Johnson, the brother of Rob Johnson, our former CEO, serves as our Executive Vice President of Integrated Rack Solutions and previously served as Vertiv’s Executive Vice President of Information Technology and Edge Infrastructure from November 2017 to the consummation of the Business Combination. Patrick Johnson received total compensation of approximately $2,424,749 (including annual and one-time equity grants) for the year ended December 31, 2022.

Richard Johnson, the brother of Rob Johnson and Patrick Johnson, serves as our Director of Global Strategic Clients. Richard Johnson received total compensation of approximately $508,820 for the year ended December 31, 2022.

Alexander Johnson, the son of Rob Johnson and nephew of Patrick Johnson, serves as our Director of Channel Accounts for North America. Alexander Johnson received total compensation of approximately $318,065 (including equity grants) for the year ended December 31, 2022.

Michael Johnson, the son of Rob Johnson and nephew of Patrick Johnson, serves as a National Account Manager. Michael Johnson received total compensation of approximately $151,102 for the year ended December 31, 2022.

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available to our stockholders at the principal executive offices at Vertiv Holdings Co, at 505 N. Cleveland Avenue, Westerville, Ohio 43082, for a period of ten days prior to the date of the Annual Meeting. This list will also be available electronically at the Annual Meeting.

Submission of Stockholder Proposals at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2024 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 30, 2023, unless the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or after June 14, 2024, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2024 Annual Meeting of Stockholders, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received by our Secretary at the address below not later than the opening of business on the 90th day prior nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 15, 2024 and March 16, 2024 for the 2024 Annual Meeting of

- 2023 Proxy Statement | 57

Stockholders. In the event that the 2024 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 14, 2024, notice by the stockholder, to be timely, must be received no earlier than the opening of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and no later than the later of (1) the close of business on the 90th day prior to the 2024 Annual Meeting of stockholders and (2) the close of business on the tenth day following the day on which we first publicly announce the date of the 2024 Annual Meeting of Stockholders.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2024.

All stockholder proposals and director nominations should be sent to our principal executive offices at Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

Our Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our bylaws as described above to our principal executive offices at Vertiv Holdings Co, at 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

As required by our bylaws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our bylaws. Evaluation of any such recommendations is the responsibility of the Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as it evaluates other candidates.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party may contact our Board of Directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

Note about Forward-Looking Statements

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These forward-looking statements include, but are not limited to, statements regarding our anticipated growth and value creation for our stockholders, management strategies and plans, anticipated future investments and new product launches, anticipated effects of pricing and supply chain and operational measures, anticipated demand for our products and services, impacts of supply chain and inflationary pressures, our ESG goals and initiatives, our plans and actions with respect to operational performance in the Americas and elsewhere, and our plans, strategies and expectations with respect to executive compensation, including anticipated impacts thereof on retention and on our results of operations. These statements are only predictions, and actual events or results may differ materially from those in the forward-looking statements set forth herein. These statements are subject to risks and uncertainties, including, but not limited to, the risks discussed under the heading “Risk Factors” in Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, to which readers are referred for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

58 |	- 2023 Proxy Statement

Annex A	Non-GAAP Financial Measures

Certain financial information included in this proxy statement, as well as the letter to shareholders and annual report accompanying this proxy statement, are considered to be non-GAAP financial measures. Such measures, as further described below, may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. Management believes these non-GAAP financial measures provide investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vertiv’s non-GAAP financial measures include:

•	Adjusted operating profit (loss), which represents operating profit (loss), adjusted to exclude amortization of intangibles;

•	Organic net sales growth, which represents the change in net sales adjusted to exclude the impacts of foreign currency exchange rate, acquisition and divestiture; and

•

Adjusted free cash flow, which represents net cash provided by (used for) operating activities adjusted to exclude capital expenditures and investments in capitalized software and to include proceeds from disposition of PP&E.

- 2023 Proxy Statement | 59

Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted Operating profit (loss) to the comparable GAAP measure of Operating profit (loss) for the 12 months ended December 31, 2022 and 2021 (in millions):

	First Half of 2022 (January 1, 2022- June 30, 2022)	Second Half of 2022 (July 1, 2022- December 31, 2022)	Year ended December 31, 2022	Year ended December 31, 2021

Operating profit (loss)	$ (19.0)	$242.4	$223.4	$259.9

Amortization of intangibles	113.5	102.3	215.8	144.3

Mergers and acquisition costs(1)				48.1

Litigation settlement costs				18.7

Adjusted operating profit (loss)	$ 94.5	$344.7	$439.2	$471.0
(1)

For the year ended December 31, 2021, includes $39.4 million of expenses primarily related Vertiv’s acquisition of E&I Engineering Ireland Limited and its affiliate, Powerbar Gulf LLC and $8.7 million asset impairment related to the Heavy Industrial UPS business.

Reconciliation of Net Cash Provided By (Used For) Operating Activities to Adjusted Free Cash Flow (In millions)

	Fourth Quarter 2022 (October 1, 2022- December 31, 2022)	Full Year 2022	Full Year 2021

Net cash provided by (used for) operating activities	180.7	(152.8)	210.9

Capital expenditures	(38.3)	(100.0)	(73.4)

Investments in capitalized software	(3.0)	(11.0)	(11.2)

Proceeds from disposition of PP&E	3.9	3.9	9.8

Free cash flow	143.3	(259.9)	136.1

Merger and acquisition costs	—	—	39.4

Adjusted free cash flow	143.3	(259.9)	175.5

Reconciliation from Net Sales to Organic Net Sales Growth

	Full Year 2022 GAAP Sales	Full Year 2021 GAAP Sales	Δ	Δ%

Critical infrastructure & solutions	$3,475.3	$2,900.4	$574.9	19.8%

Services & spares	1,480.6	1,438.7	41.9	2.9%

Integrated rack solutions	735.6	659.0	76.6	11.6%

Total	$5,691.5	$4,998.1	$693.4	13.9%

	Δ	FX Δ	Acquisition / Divestiture Δ(1)	Organic Growth	Organic Δ%(2)

Critical infrastructure & solutions	$574.9	$158.5	$(301.2)	$432.2	14.9%

Services & spares	41.9	62.9	18.4	123.2	8.6%

Integrated rack solutions	76.6	30.4	—	107.0	16.2%

Total	$693.4	$251.8	$(282.8)	$662.4	13.3%

(1)

The change in acquisition and divestiture sales excludes E&I sales for the ten months ended October 31, 2022 of $359.2, partially offset by the divested heavy industrial UPS business sales for the year ended December 31, 2021 of $76.4.

(2)	Organic growth percentage change is calculated as organic growth divided by net sales for the year ended December 31, 2021.

60 |	- 2023 Proxy Statement

	First Half of 2022 (January 1, 2022 – June 30, 2022) GAAP Sales	First Half of 2021 (January 1, 2021 – June 30, 2021) GAAP Sales	Δ	Δ%

Critical infrastructure & solutions	$1,511.6	$1,354.7	$156.9	11.6%

Services & spares	703.4	684.9	18.5	2.7%

Integrated rack solutions	340.8	319.1	21.7	6.8%

Total	$2,555.8	$2,358.7	$197.1	8.4%

	Δ	FX Δ	Acquisition / Divestiture Δ(1)	Organic Growth	Organic Δ%(2)

Critical infrastructure & solutions	$156.9	$47.2	$(169.2)	$34.9	2.6%

Services & spares	18.5	21.1	—	39.6	5.8%

Integrated rack solutions	21.7	8.5	—	30.2	9.5%

Total	$197.1	$76.8	$(169.2)	$104.7	4.4%
(1)

The change in acquisition and divestiture sales excludes E&I sales for the six months ended June 30, 2022 of $201.7, partially offset by the divested heavy industrial UPS business sales for the six months ended June 30, 2021 of $32.5.

(2)	Organic growth percentage change is calculated as organic growth divided by net sales for the six months ended June 30, 2021.

	Second Half of 2022 (July 1, 2022 – December 31, 2022) GAAP Sales	Second Half of 2021 (July 1, 2021 – December 31, 2021) GAAP Sales	Δ	Δ%

Critical infrastructure & solutions(1)	$1,963.7	$1,545.7	$418.0	27.0%

Services & spares	777.2	753.8	23.4	3.1%

Integrated rack solutions	394.8	339.9	54.9	16.2%

Total	$3,135.7	$2,639.4	$496.3	18.8%

	Δ	FX Δ	Acquisition / Divestiture Δ(1)	Organic Growth	Organic Δ%(2)

Critical infrastructure & solutions	$418.0	$111.3	$(120.9)	$408.4	26.4%

Services & spares	23.4	41.8	7.4	72.6	9.6%

Integrated rack solutions	54.9	21.8	—	76.7	22.6%

Total	$496.3	$174.9	$(113.5)	$557.7	21.1%
(1)

The change in acquisition and divestiture sales excludes E&I sales for the four months ended October 31, 2022 of $157.5, partially offset by the divested heavy industrial UPS business sales for the year ended December 31, 2021 of $43.9.

(2)	Organic growth percentage change is calculated as organic growth divided by net sales for the year ended December 31, 2021.

- 2023 Proxy Statement | 61

About Vertiv

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers' vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today's data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries.

For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Vertiv.com | **Vertiv Headquarters,** 505 N Cleveland Ave, Westerville, OH 43082, USA

© 2023 Vertiv Group Corp. All rights reserved. Vertiv™ and the Vertiv logo are trademarks or registered trademarks of Vertiv Group Corp. All other names and logos referred to are trade names, trademarks or registered trademarks of their respective owners. While every precaution has been taken to ensure accuracy and completeness here, Vertiv Group Corp. assumes no responsibility, and disclaims all liability, for damages resulting from use of this information or for any errors or omissions. Specifications, rebates and other promotional offers are subject to change at Vertiv's sole discretion upon notice.

SL-71056 (03/23)

VERTIV HOLDINGS CO

505 N. CLEVELAND AVE.

WESTERVILLE, OH 43082

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 13, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 11, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VRT2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 13, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 11, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96831-P87521	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERTIV HOLDINGS CO

The Board of Directors recommends you vote FOR the following:

1.

Elect each of the following eleven directors to our Board of Directors, each for a term of one year expiring at the 2024 annual meeting of stockholders and until such director’s successor has been duly elected and qualified.

	Nominees:		For	Withhold	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1a.	David M. Cote	☐	☐	2.	To approve, on an advisory basis, the 2022 compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐
	1b.	Giordano Albertazzi	☐	☐
	1c.	Joseph J. DeAngelo	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
	1d.	Joseph van Dokkum	☐	☐
	1e.	Roger Fradin	☐	☐	NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
	1f.	Jakki L. Haussler	☐	☐
	1g.	Jacob Kotzubei	☐	☐
	1h.	Matthew Louie	☐	☐
	1i.	Edward L. Monser	☐	☐
	1j.	Steven S. Reinemund	☐	☐
	1k.	Robin L. Washington	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D96832-P87521

VERTIV HOLDINGS CO

Annual Meeting of Stockholders

June 14, 2023 11:00 AM ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David M. Cote, Giordano Albertazzi and Stephanie L. Gill, or any of them, as proxies (the “Proxies”), each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of VERTIV HOLDINGS CO that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET on June 14, 2023, virtually at www.virtualshareholdermeeting.com/VRT2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side